Byrna Technologies Inc. 8-K

Exhibit 10.1

EXECUTION COUNTERPART

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this “Agreement”) is dated as of May 12, 2021, by and among KORE OUTDOOR (US) INC., a Delaware corporation (“Seller”), KORE OUTDOOR INC., a Canadian corporation (“Parent”), and BYRNA TECHNOLOGIES INC., a Delaware corporation (“Buyer”). Each of Seller, Parent, and Buyer are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, Seller is engaged in the business of designing, developing, manufacturing, licensing, and selling of products and services in or for the Less Than Lethal Field, including, but not limited to, launchers, ammunition, accessories, and apparel, including, but not limited to, under the Mission Less Lethal brand and other third party brands (the “Business”); and

WHEREAS, Seller provides finished products, subassemblies and other manufactured and purchased components related to the Business for resale into the Less Than Lethal Field; and

WHEREAS, the Parent, Seller, and their Affiliates allow the Seller to make use of the Intellectual Property portfolio of the Parent and such Affiliates in connection with the Business for various purposes, including, but not limited to, in order to provide state-of-the-art products to the Less Than Lethal Field; and

WHEREAS, Seller wishes to sell, transfer, and assign to Buyer, and Buyer wishes to purchase, and accept from Seller, all tangible and intangible assets necessary for the conduct of the Business; and

WHEREAS, the Buyer agrees to assume only certain specified liabilities of Seller, subject to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing and the mutual promises, covenants and agreements of the Parties, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereby agree as follows:

Article I
Definitions

The following terms have the meanings specified or referred to in this Article I:

“Accounts Payable” has the meaning set forth in Section 2.04(k).

“Accounts Receivable” has the meaning set forth in Section 2.01(a).

“Action” means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning set forth in the preamble.

“Airsoft” means the sport, hobby, and activity in which participants eliminate opposing players by tagging them out of play with plastic projectiles launched via replica air weapons.

“Airsoft Field” means the field or sector in which individuals or businesses may acquire for the sole purpose of participating in Airsoft: (i) projective-launching replica air weapons designed to launch plastic projectiles for Airsoft, and (ii) all equipment, accessories and supplies relating thereto; but, specifically excluding the Less Than Lethal Field.

“Allocation Schedule” has the meaning set forth in Section 2.08.

“Assigned Contracts” has the meaning set forth in Section 2.01(c).

“Assumed Liabilities” has the meaning set forth in Section 2.03.

“Balance Sheet” has the meaning set forth in Section 4.04.

“Balance Sheet Date” has the meaning set forth in Section 4.04.

“Benefit Plan” means each pension, benefit, retirement, compensation, employment, consulting, profit-sharing, deferred compensation, incentive, bonus, performance award, phantom equity, stock or stock-based, change in control, retention, severance, vacation, paid time off (PTO), medical, vision, dental, disability, welfare, Code Section 125 cafeteria, fringe-benefit and other similar agreement, plan, policy, program or arrangement (and any amendments thereto), in each case whether or not reduced to writing and whether funded or unfunded, including each “employee benefit plan” within the meaning of Section 3(3) of ERISA, whether or not tax-qualified and whether or not subject to ERISA, which is or has been maintained, sponsored, contributed to, or required to be contributed to by Seller for the benefit of any current or former employee, officer, director, retiree, independent contractor or consultant of the Business or any spouse or dependent of such individual, or under which Seller or any of its ERISA Affiliates has or may have any Liability, or with respect to which Buyer or any of its Affiliates would reasonably be expected to have any Liability, contingent or otherwise.

“Bill of Sale” has the meaning set forth in Section 3.02(a).

“Books and Records” has the meaning set forth in Section 2.01(j).

“Business” has the meaning set forth in the recitals.

“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in the State of Delaware are authorized or required by Law to be closed for business.

“Buyer” has the meaning set forth in the preamble.

“Buyer Closing Certificate” has the meaning set forth in Section 7.03(f).

“Buyer Officer’s Certificate” has the meaning set forth in Section 7.03(g).

“Cap” has the meaning set forth in Section 8.04(a).

“Closing” has the meaning set forth in Section 3.01.

“Closing Date” has the meaning set forth in Section 3.01.

“Closing Payment” has the meaning set forth in Section 2.05(b).

“Code” means the Internal Revenue Code of 1986, as amended.

“Computer Files” means the files, documents and other materials relating to or used in connection with the Business, including, without limitation, any such files, documents or other materials on the Computers.

“Computers” means the computers used in connection with the Business.

“Contracts” means all contracts, leases, deeds, mortgages, licenses, instruments, notes, commitments, undertakings, indentures, joint ventures and all other agreements, commitments and legally binding arrangements, whether written or oral.

“Customers” has the meaning set forth in Section 4.13(a).

“Digitized Materials” has the meaning set forth in Section 6.09(e).

“Direct Claim” has the meaning set forth in Section 8.05(c).

“Disclosure Schedule” means the disclosure schedules delivered by Seller to Buyer concurrently with the execution of this Agreement, as may be amended thereafter by Seller and Buyer pursuant to a signed writing. The Parties hereto agree that unless otherwise defined in the Disclosure Schedule, all capitalized terms in the Disclosure Schedule shall have the meaning assigned to such terms in this Agreement.

“Dollars” or “$” means the lawful currency of the United States; for the avoidance of doubt, this definition applies to the Disclosure Schedule.

“Drop Dead Date” has the meaning set forth in Section 9.01(b)(ii).

“Encumbrance” means any charge, claim, community property interest, pledge, condition, equitable interest, lien (statutory or other), option, security interest, mortgage, easement, encroachment, right of way, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

“Environmental Claim” means any Action, Governmental Order, lien, fine, penalty, or, as to each, any settlement or judgment arising therefrom, by or from any Person alleging liability of whatever kind or nature (including liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resources damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief) arising out of, based on or resulting from: (a) the presence, Release of, or exposure to, any Hazardous Materials; or (b) any actual or alleged non-compliance with any Environmental Law or term or condition of any Environmental Permit.

“Environmental Law” means any applicable Law, and any Governmental Order or binding agreement with any Governmental Authority: (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety, or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata); or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any Hazardous Materials. The term “Environmental Law” includes, without limitation, the following (including their implementing regulations and any state analogs): the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et seq.; and the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§ 651 et seq.

“Environmental Notice” means any written directive, notice of violation or infraction, or notice respecting any Environmental Claim relating to actual or alleged non-compliance with any Environmental Law or any term or condition of any Environmental Permit.

“Environmental Permit” means any Permit, letter, clearance, consent, waiver, closure, exemption, decision or other action required under or issued, granted, given, authorized by or made pursuant to Environmental Law.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“ERISA Affiliate” means all employers (whether or not incorporated) that would be treated together with the Seller or any of its Affiliates as a “single employer” within the meaning of Section 414 of the Code or Section 4001 of ERISA.

“Excluded Contracts” means all Contracts that are not Assigned Contracts.

“Excluded Liabilities” has the meaning set forth in Section 2.04.

“Final Resolution” has the meaning set forth in Section 8.06(a).

“Financial Statements” has the meaning set forth in Section 4.04.

“Fundamental Reps” has the meaning set forth in Section 8.01.

“GAAP” means United States generally accepted accounting principles in effect from time to time.

“General Exceptions To Enforceability” has the meaning set forth in Section 10.13(b).

“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Hazardous Materials” means: (a) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or man-made, that is hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect under Environmental Laws; and (b) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation and polychlorinated biphenyls.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indemnified Party” has the meaning set forth in Section 8.05.

“Indemnifying Party” has the meaning set forth in Section 8.05.

“Insurance Policies” has the meaning set forth in Section 4.14.

“Intellectual Property” means all of the following and similar intangible property and related proprietary rights, interests and protections, however arising, pursuant to the Laws of any jurisdiction throughout the world:

(a)               trademarks, service marks, trade names, brand names, logos, trade dress and other proprietary indicia of goods and services, whether registered or unregistered, and all registrations and applications for registration of such trademarks, including intent-to-use applications, all issuances, extensions and renewals of such registrations and applications and the goodwill connected with the use of and symbolized by any of the foregoing;

(b)               internet domain names, whether or not trademarks, registered in any top-level domain by any authorized private registrar or Governmental Authority;

(c)               original works of authorship in any medium of expression, whether or not published, all copyrights (whether registered or unregistered), all registrations and applications for registration of such copyrights, and all issuances, extensions and renewals of such registrations and applications;

(d)               confidential information, formulas, designs, devices, technology, know-how, research and development, inventions, methods, processes, compositions and other trade secrets, whether or not patentable;

(e)               patented and patentable designs and inventions, all design, plant and utility patents, letters patent, utility models, pending patent applications and provisional applications and all issuances, divisions, continuations, continuations-in-part, reissues, extensions, reexaminations and renewals of such patents and applications; and

(f)                all rights to sue and recover and retain damages, costs and attorneys’ fees for past, present and future infringement and any other rights relating to any of the foregoing.

“Intellectual Property Licenses” means all licenses, sublicenses and other agreements by or through which other Persons, including Seller’s Affiliates, grant Seller exclusive or non-exclusive rights or interests in or to any Intellectual Property that is used in connection with the Business.

“Intellectual Property Registrations” means all Purchased Intellectual Property Assets that are subject to any issuance, registration, application or other filing by, to or with any Governmental Authority or authorized private registrar in any jurisdiction, including registered trademarks, domain names and copyrights, issued and reissued patents and pending applications for any of the Purchased Intellectual Property Assets.

“Interim Balance Sheet” has the meaning set forth in Section 4.04.

“Interim Balance Sheet Date” has the meaning set forth in Section 4.04.

“Interim Financial Statements” has the meaning set forth in Section 4.04.

“IP Assignments” has the meaning set forth in Section 3.02(h).

“Knowledge” means the actual or constructive knowledge after due inquiry of Randall Clifton, Kyle Rosen, and each executive officer of Seller and its Affiliates (including without limitation Billy Ceranski and Paul Antoniadis).

“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.

“Less Than Lethal Field” means the field or sector in which law enforcement, militaries, businesses, individuals, or any other Person may acquire (i) projectile-launching devices designed to not inflict lethal force upon the target (but to otherwise adversely affect or neutralize the target), and (ii) all equipment, accessories and supplies relating thereto; but specifically excluding the Paintball Field and Airsoft Field.

“Liabilities” means liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise.

“License Agreement” has the meaning set forth in Section 3.02(g).

“Licensed IP” has the meaning set forth in the form of License Agreement attached hereto.

“Licensed IP Related to the Supply Agreement Products” means all the Intellectual Property to the extent related to the design, manufacture, or sale of the products listed on Exhibit 1.1 of the Supply Agreement.

“Losses” means losses, damages, liabilities, deficiencies, Actions, judgments, interest, awards, penalties, fines, costs or expenses of whatever kind, including reasonable attorneys’ fees and the cost of enforcing any right to indemnification hereunder and the cost of pursuing any insurance providers; provided, however, that “Losses” shall not include punitive damages, except in the case of fraud or to the extent actually awarded to a Governmental Authority or other third party.

“Material Adverse Effect” means any event, occurrence, fact, condition or change that is, or could reasonably be expected to become, individually or in the aggregate, materially adverse to (a) the business, results of operations, condition (financial or otherwise) or assets of the Business, or (b) the value of the Purchased Assets; provided, however, that “Material Adverse Effect” shall not include any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to: (i) general economic or political conditions; (ii) conditions generally affecting the industries in which the Business operates; (iii) any changes in financial or securities markets in general; (iv) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (v) any change, effect or circumstance resulting from an action required or permitted by this Agreement, except pursuant to Section 4.03 and Section 6.08; (vi) the effect of any changes in applicable Laws or accounting rules, including GAAP; or (vii) any change, effect or circumstance resulting from the announcement of this Agreement; provided further, however, that any event, occurrence, fact, condition or change referred to in clauses (i) through (iv) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or could reasonably be expected to occur to the extent that such event, occurrence, fact, condition or change has a disproportionate effect on the Business compared to other participants in the industries in which the Business operates.

“Material Contracts” has the meaning set forth in Section 4.07(a).

“Mirror Copy” has the meaning set forth in Section 6.09(d).

“Obsolete Inventory” means the obsolete inventory set forth on Section 1.1 of the Disclosure Schedule.

“Paintball” means the sport, hobby, and activity in which players in a game eliminate opposing players in the game by marking them with projectiles.

“Paintball Field” means the field or sector in which individuals or businesses may acquire for the sole purpose of participating in Paintball: (i) projective-launching air weapons designed to launch projectiles for Paintball, and (ii) all equipment, accessories and supplies relating thereto; but, specifically excluding the Less Than Lethal Field.

“Parent” has the meaning set forth in the preamble.

“Parent Guaranty” has the meaning set forth in Section 10.13(b).

“Parent Officer’s Certificate” has the meaning set forth in Section 7.02(l).

“Party” and “Parties” have the meaning set forth in the preamble.

“Permits” means all permits, licenses, franchises, approvals, authorizations, registrations, certificates, variances and similar rights obtained, or required to be obtained, from Governmental Authorities.

“Permitted Encumbrances” has the meaning set forth in Section 4.08.

“Person” means an individual, corporation, partnership, joint venture, corporate, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period ending on and including the Closing Date.

“Purchase Price” has the meaning set forth in Section 2.05(a).

“Purchased Assets” has the meaning set forth in Section 2.01.

“Purchased Intellectual Property Assets” has the meaning set forth in Section 2.01(d).

“Purchased Inventory” has the meaning set forth in Section 2.01(b).

“Related Agreements” has the meaning set forth in Section 10.13(b).

“Release” means any actual or threatened release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing or allowing to escape or migrate into or through the environment (including, without limitation, ambient air (indoor or outdoor), surface water, groundwater, land surface or subsurface strata or within any building, structure, facility or fixture).

“Representative” means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

“Seller” has the meaning set forth in the preamble.

“Seller Closing Certificate” has the meaning set forth in Section 7.02(j).

“Seller Officer’s Certificate” has the meaning set forth in Section 7.02(k).

“Selling Expenses” means any and all (a) unpaid costs, fees and expenses of outside professionals incurred by Seller in connection with the consummation of the transactions contemplated hereby, including all legal fees, accounting, tax, management or other similar fees, investment banking fees and expenses and (b) unpaid change in control or severance payment obligations of Seller, including, without limitation, (i) under any agreement with any employee or director of Seller that is not assigned by Seller and assumed by Buyer as part of this Agreement or (ii) transaction bonuses, existing as at the Closing Date, paid to any employee of Seller resulting from the consummation of the transactions contemplated hereby.

“Supply Agreement” has the meaning set forth in Section 3.02(c).

“Taxes” means all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, documentary, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

“Tax Return” means any return, declaration, report, claim for refund, information return or statement or other document required to be filed with respect to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“TCR IP Transferred” means all common law Intellectual Property related to the visual appearance of the Tippmann Tactical Compact Rifle.

“Third-Party Claim” has the meaning set forth in Section 8.05(a).

“Transaction Documents” means this Agreement, the Bill of Sale, the Supply Agreement, the Release, the License Agreement, and the IP Assignments, and the other agreements, instruments and documents required to be delivered at the Closing.

“Unaudited Financial Statements” has the meaning set forth in Section 4.04.

“WARN Act” means the federal Worker Adjustment and Retraining Notification Act of 1988, and similar state, local and foreign laws related to plant closings, relocations, mass layoffs and employment losses. For the avoidance of doubt, other defined terms exist in this Agreement and have the meaning assigned to such terms in this Agreement.

Article II
Purchase and sale

Section 2.01       Purchase and Sale of Assets. Subject to the terms and conditions set forth herein, at the Closing, Seller shall sell, assign, transfer, convey, and deliver to Buyer, and Buyer shall purchase from Seller, free and clear of any Encumbrances other than Permitted Encumbrances, all of Seller’s (and each of Seller’s Affiliate’s) right, title, and interest in, to and under all of the (i) tangible assets, properties and rights of every kind and nature, whether real, personal or mixed, wherever located and whether now existing or hereafter acquired, which exclusively relate to, or are used or held for use in connection with the Business, and (ii) intangible assets, properties and rights of every kind and nature (including, but not limited to, goodwill), wherever located and whether now existing or hereafter acquired, which primarily relate to, or are used or held for use in connection with the Business, as follows (collectively, the “Purchased Assets”):

(a)               all accounts or notes receivable held by Seller, and any security, claim, remedy or other right related to any of the foregoing, including, without limitation, as set forth in Section 2.01(a) of the Disclosure Schedule (“Accounts Receivable”);

(b)               all inventory, finished goods, raw materials, work in progress, packaging, supplies, parts and other inventories, including, but not limited to, (i) as set forth in Section 2.01(b) of the Disclosure Schedule, (ii) the Obsolete Inventory set forth in Section 2.01(b) of the Disclosure Schedule, and (iii) 1,200 units of the Mission-4 Semi Auto Carbine (with auto feed) (collectively, the “Purchased Inventory”);

(c)               all Contracts, including, but not limited to, Intellectual Property Licenses, set forth in Section 2.01(c) of the Disclosure Schedule (the “Assigned Contracts”);

(d)               (i) all Intellectual Property set forth in Section 2.01(d) of the Disclosure Schedule, (ii) U.S. Patent No. 10,295,303 and all products, prototypes of products that have been developed and are being produced, and all prototypes of products that are still in development, including, but not limited to, any and all M4 carbine prototypes as adapted to launch shaped fintail projectiles and pump action launcher prototypes falling within the scope of US Patent No. 10,295,303, (iii) the TCR IP Transferred, (iv) all formulas, data packs, designs, devices, technology, know-how, research and development, CAD and other drawings, inventions, methods, processes, compositions, prototypes and other information associated with practicing or otherwise using the Intellectual Property set forth in Section 2.01(d) of the Disclosure Schedule, (v) all Intellectual Property to the extent related to the Section 2.01(e) Tangible Assets (defined below) or otherwise to the extent necessary for the use of the Section 2.01(e) Tangible Assets in connection with the Business, and (vi) a fully paid-up, royalty-free, exclusive, sublicensable, irrevocable, world-wide right and license to and under the Licensed IP (including, but not limited to, the Licensed IP Related to the Supply Agreement Products) (collectively, the “Purchased Intellectual Property Assets”); for the avoidance of doubt, the parties specifically acknowledge and agree that certain assets can qualify under more than one of items (i)-(vi), and in each case, will be deemed part of the term Purchased Intellectual Property Assets;

(e)               all equipment, supplies and other tangible personal property set forth in Section 2.01(e) of the Disclosure Schedule, including, but not limited to, the tactical compact rifle tooling and the ball and welding machine (collectively, the “Section 2.01(e) Tangible Assets”);

(f)                all rights to any Actions of any nature available to or being pursued by Seller to the extent related to the Business, the Purchased Assets or the Assumed Liabilities, whether arising by way of counterclaim or otherwise, including without limitation, Seller’s allegations of infringement by Buyer of U.S. Patent No. 8,430,086 and/or U.S. Patent No. 8,726,895;

(g)               all prepaid expenses (including, without limitation, those set forth on Section 2.01(g) of the Disclosure Schedule), credits, advance payments, claims, security, refunds, rights of recovery, rights of set-off, rights of recoupment, deposits, charges, sums and fees (including, but not limited to, any such item relating to the payment of Taxes), in each case to the extent related to any Purchased Assets;

(h)               all of Seller’s rights under warranties, indemnities and all similar rights against third parties to the extent related to any Purchased Assets;

(i)                 RESERVED;

(j)                 originals (or where not available or where necessary for the continued business operations of the Seller and include information of the Seller not related to the Business, then copies) of all books and records relating to any of the Purchased Assets, wherever located and whether in hard copy, computer file or other form, including, but not limited to, books of account, ledgers and general, financial and accounting records, machinery and equipment maintenance files, customer lists, passwords, customer purchasing histories, price lists, distribution lists, supplier lists, production data, quality control records and procedures, customer complaints and inquiry files, research and development files, records and data (including, but not limited to, all correspondence with any Governmental Authority), sales material and records (including, but not limited to, pricing history, total sales, terms and conditions of sale, sales and pricing policies and practices), strategic plans, internal financial statements, marketing and promotional surveys, material and research, files, and intellectual property files to the extent relating to the Purchased Intellectual Property Assets, the Intellectual Property Licenses, the Computer Files, or any other Purchased Assets (“Books and Records”);

(k)               all other assets as set forth on Section 2.01(k) of the Disclosure Schedule; and

(l)                 to any extent not already deemed included in the term Purchased Assets under Subsections (a)-(k) above, all of Seller’s (and each of Seller’s Affiliate’s) right, title, and interest in, to and under all of the tangible assets and properties of every kind and nature, whether real, personal or mixed, wherever located and whether now existing or hereafter acquired, which exclusively relate to, or are used or held for use in connection with the Business.

For the purpose of clarity, the parties acknowledge and agree that (i) to the extent that any assets are identified or referenced in this Agreement and/or the Disclosure Schedule as being included in the Purchased Assets, each of such assets is conclusively deemed to, at least primarily, relate to the Business and is conclusively included in the term Purchased Assets, and (ii) certain assets can qualify under more than one of the categories set forth above, but it is the intent that all such assets are deemed included in the term Purchased Assets.

Section 2.02       RESERVED.

Section 2.03       Assumed Liabilities. Subject to the terms and conditions set forth herein, Buyer shall assume and agree to pay, perform and discharge only the following Liabilities of Seller (collectively, the “Assumed Liabilities”), and no other Liabilities:

(a)               all Liabilities in respect of the Assigned Contracts but only to the extent that such Liabilities thereunder are required to be performed after the Closing Date, were incurred in the ordinary course of business and do not relate to any failure to perform, improper performance, warranty or other breach, default or violation by Seller on or prior to the Closing, and are set forth in detail on Section 2.03(a) of the Disclosure Schedule; and

(b)               all liabilities and obligations of Seller set forth in Section 2.03(b) of the Disclosure Schedule.

Section 2.04       Excluded Liabilities. Notwithstanding the provisions of Section 2.03 or any other provision in this Agreement to the contrary, Buyer shall not assume and shall not be responsible to pay, perform or discharge any Liabilities of Seller or any of its Affiliates of any kind or nature whatsoever other than the Assumed Liabilities (the “Excluded Liabilities”). Seller shall, and shall cause each of its Affiliates to, pay and satisfy in due course all Excluded Liabilities related to the Business which they are obligated to pay and satisfy. Without limiting the generality of the foregoing, the Excluded Liabilities shall include, but not be limited to, the following:

(a)               any Liabilities of Seller arising or incurred in connection with the negotiation, preparation, investigation and performance of this Agreement, the other Transaction Documents and the transactions contemplated hereby and thereby, including, without limitation, fees and expenses of counsel, accountants, consultants, advisers and others;

(b)               any Liability for (i) Taxes of Seller (or any equityholder or Affiliate of Seller) or relating to the Business, the Purchased Assets or the Assumed Liabilities for any Pre-Closing Tax Period; (ii) Taxes that arise out of the consummation of the transactions contemplated hereby or that are the responsibility of Seller pursuant to Section 6.14; or (iii) other Taxes of Seller (or any equityholder or Affiliate of Seller) of any kind or description (including any Liability for Taxes of Seller (or any equityholder or Affiliate of Seller) that becomes a Liability of Buyer under any common law doctrine of de facto merger or transferee or successor liability or otherwise by operation of contract or Law);

(c)               any Liabilities arising out of or relating to Seller’s ownership or operation of the Business and the Purchased Assets on or prior to the Closing Date;

(d)               any Liabilities relating to or arising out of the any asset of Seller that are not Purchased Assets;

(e)               any Liabilities in respect of any pending or threatened Action arising out of, relating to or otherwise in respect of the operation of the Business or the Purchased Assets to the extent such Action relates to such operation on or prior to the Closing Date;

(f)                any product Liability or similar claim for injury to a Person or property which arises out of or is based upon any express or implied representation, warranty, agreement or guaranty made by Seller, or by reason of the improper performance or malfunctioning of a product, improper design or manufacture, failure to adequately package, label or warn of hazards or other related product defects of any products at any time manufactured or sold or any service performed by Seller on or prior to the Closing Date;

(g)               any recall, design defect or similar claims of any products manufactured or sold or any service performed by Seller on or prior to the Closing Date;

(h)               any Liabilities of Seller arising under or in connection with any Benefit Plan providing benefits to any present or former employee(s) of Seller on or prior to the Closing Date;

(i)                 any Liabilities of Seller on or prior to the Closing Date for any present or former employees, officers, directors, retirees, independent contractors or consultants of Seller, including, without limitation, any Liabilities associated with any claims for wages or other benefits, bonuses, accrued vacation, workers’ compensation, severance, retention, termination or other payments;

(j)                 any Environmental Claims, or Liabilities under Environmental Laws, to the extent arising out of or relating to facts, circumstances or conditions existing on or prior to the Closing or otherwise to the extent arising out of any actions or omissions of Seller;

(k)               any trade accounts payable of Seller to third parties in connection with the Business that remain unpaid as of the Closing Date (the “Accounts Payable”);

(l)                 any Liabilities of the Business on or prior to the Closing Date relating or arising from unfulfilled commitments, quotations, purchase orders, customer orders or work orders that (i) do not constitute part of the Purchased Assets issued by the Business’ customers to Seller on or before the Closing; (ii) did not arise in the ordinary course of business; or (iii) are not validly and effectively assigned to Buyer pursuant to this Agreement;

(m)             any Liabilities to indemnify, reimburse or advance amounts to any present or former officer, director, employee or agent of Seller (including with respect to any breach of fiduciary obligations by same), except for indemnification of same pursuant to Section 8.03 as Seller Indemnitees;

(n)               any Liabilities on or prior to the Closing Date under (i) the Excluded Contracts or (ii) any other Contracts, including Intellectual Property Licenses, (A) which are not validly and effectively assigned to Buyer pursuant to this Agreement; or (B) to the extent such Liabilities arise out of or relate to a breach by Seller of such Contracts prior to Closing;

(o)               any Liabilities associated with debt, loans or credit facilities of Seller and/or the Purchased Assets owing to financial institutions;

(p)               any Liabilities on or prior to the Closing Date arising out of, in respect of or in connection with the failure by Seller or any of its Affiliates to comply with any Law or Governmental Order; and

(q)               any Liabilities for Seller’s Selling Expenses.

Section 2.05       Purchase Price.

(a)               The purchase price for the Purchased Assets shall be Three Million Five Hundred Thirty-Five Thousand Dollars (US $3,535,000) (the “Purchase Price”), plus the assumption of the Assumed Liabilities.

(b)               At Closing, Buyer will pay to Seller, by wire transfer of immediately available funds to the account(s) of Seller (to be designated in writing by Seller not less than two (2) Business Days prior to the Closing Date), an amount equal to the Purchase Price (the “Closing Payment”).

Section 2.06       [INTENTIONALLY DELETED]

Section 2.07       [INTENTIONALLY DELETED]

Section 2.08       Allocation Schedule. Seller and Buyer agree that the Purchase Price and the Assumed Liabilities (plus any other relevant items) shall be allocated among the Purchased Assets for all purposes (including Tax and financial accounting) as shown on the allocation schedule set forth in Section 2.08 of the Disclosure Schedule (the “Allocation Schedule”). Seller and Buyer shall file all Tax Returns (including amended returns and claims for refund) and information reports in a manner consistent with the Allocation Schedule. Any adjustments to the Purchase Price pursuant to Section 8.06 herein shall be allocated in a manner consistent with the Allocation Schedule.

Section 2.09       Withholding Tax. Buyer shall be entitled to deduct and withhold from the Purchase Price all Taxes that Buyer may be required to deduct and withhold under any provision of Tax Law. All such withheld amounts shall be treated as delivered to Seller hereunder.

Section 2.10       Third Party Consents. To the extent that Seller’s rights under any Contract or Permit constituting a Purchased Asset, or any other Purchased Asset, may not be assigned to Buyer without the consent of another Person which has not been obtained, Seller, at its expense, shall use its reasonable best efforts to obtain any such required consent(s) as promptly as possible (including after Closing). If any such consent shall not be obtained or if any attempted assignment would be ineffective or would impair Buyer’s rights under the Purchased Asset in question so that Buyer would not in effect acquire the benefit of all such rights, Seller, to the maximum extent permitted by law and the Purchased Asset, shall act after the Closing as Buyer’s agent in order to obtain for Buyer the benefits thereunder and shall cooperate, to the maximum extent permitted by Law and the Purchased Asset, with Buyer in any other reasonable arrangement designed to provide such benefits to Buyer. Notwithstanding any provision in this Section 2.10 to the contrary, Buyer shall not be deemed to have waived its rights under Section 7.02(d) hereof unless and until Buyer either provides written waivers thereof or elects to proceed to consummate the transactions contemplated by this Agreement at Closing.

Article III

Closing

Section 3.01       Closing. Subject to the terms and conditions of this Agreement, the consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place remotely through the electronic exchange of signature pages and exchange of other Closing deliverables, no later than two (2) Business Days after the last of the conditions to Closing set forth in Article VII have been satisfied or waived (other than conditions which, by their nature, are to be satisfied on the Closing Date), or at such other time or on such other date as Seller and Buyer may mutually agree upon in writing (the day on which the Closing takes place being the “Closing Date”).

Section 3.02       Closing Deliveries of Seller. At Closing, Seller shall deliver to Buyer the following:

(a)               a bill of sale in the form of Exhibit A hereto (the “Bill of Sale”) and duly executed by Seller, transferring the tangible personal property included in the Purchased Assets to Buyer;

(b)               RESERVED;

(c)               a Supply Agreement in the form of Exhibit C hereto (the “Supply Agreement”), duly executed by Seller and Parent;

(d)               the Seller Closing Certificate;

(e)               the Seller Officer’s Certificate and the Parent Officer’s Certificate;

(f)                a release of claims agreement, in the form of Exhibit D hereto, related to the Seller’s allegations of infringement by Buyer of U.S. Patent No. 8,430,086 and/or U.S. Patent No. 8,726,895 and/or any other Purchased Intellectual Property Assets (the “Release Agreement”), duly executed by Seller;

(g)               the license agreement in the form of Exhibit E hereto (the “License Agreement”), duly executed by Seller and Parent, providing an irrevocable, exclusive, perpetual, and fully-paid license to Buyer with respect to the Licensed IP;

(h)               assignments in the form attached to Exhibit F hereto (the “IP Assignments”), duly executed by Seller, transferring all of Seller’s right, title and interest in and to the Purchased Intellectual Property Assets to Buyer;

(i)                 Releases with respect to any lien or other Encumbrances on the Purchased Assets, in form and substance reasonably acceptable to Buyer; and

(j)                 such other customary instruments of transfer, assumption, filings or documents, in form and substance reasonably satisfactory to Buyer, as may be required to give effect to this Agreement.

Section 3.03       Payment of Purchase Price and Closing Deliveries of Buyer.

(a)               Purchase Price. At Closing, Buyer will pay to Seller, the Closing Payment.

(b)               Additional Closing Deliveries. At Closing, Buyer shall deliver to Seller the following:

(i)                 RESERVED;

(ii)              the Supply Agreement, duly executed by Buyer;

(iii)            the Buyer Closing Certificate;

(iv)             the Buyer Officer’s Certificate;

(v)               the Release Agreement, duly executed by Buyer;

(vi)             the License Agreement, duly executed by Buyer;

(vii)          the IP Assignments, duly executed by Buyer; and

(viii)        such other documents, in form and substance reasonably satisfactory to Seller, as may be required to give effect to this Agreement.

Article IV
Representations and Warranties of Seller

Except as set forth in the correspondingly numbered section of the Disclosure Schedule, Seller represents and warrants to Buyer that the statements contained in this Article IV are true and correct as of the date hereof:

Section 4.01       Organization and Qualification of Seller. Seller is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware and has all necessary corporate power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on the Business as it is currently conducted. Seller is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the ownership of the Purchased Assets or the operation of the Business as currently conducted makes such licensing or qualification necessary.

Section 4.02       Authority of Seller; Execution and Delivery; Enforceability. Seller has all necessary corporate power and authority to enter into this Agreement and the other Transaction Documents to which Seller is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Seller of this Agreement and any other Transaction Document to which Seller is a party, the performance by Seller of its obligations hereunder and thereunder and the consummation by Seller of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Seller. This Agreement has been duly executed and delivered by Seller, and (assuming due authorization, execution and delivery by Buyer) this Agreement constitutes a legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms. When each other Transaction Document to which Seller is or will be a party has been duly executed and delivered by Seller (assuming due authorization, execution and delivery by each other party thereto), such Transaction Document will constitute a legal and binding obligation of Seller enforceable against it in accordance with its terms.

Section 4.03       No Conflicts; Consents. The execution, delivery and performance by Seller of this Agreement and the other Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of any provision of the articles of incorporation or bylaws (or other organizational documents) of Seller; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to Seller, the Business or the Purchased Assets; or (c) except as set forth in Section 4.03 of the Disclosure Schedule, require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any Contract or Permit to which Seller is a party or by which Seller or the Business is bound or to which any of the Purchased Assets are subject (including any Assigned Contract); or (d) result in the creation or imposition of any Encumbrance other than Permitted Encumbrances on the Purchased Assets. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Seller in connection with the execution and delivery of this Agreement or any of the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, except for such filings as may be required under the HSR Act.

Section 4.04       Financial Statements. Complete copies of the Business’s unaudited financial statements consisting of the balance sheet of the Business as at December 31 in each of the preceding two (2) calendar years and the related statements of income and cash flow for the years then ended (the “Unaudited Financial Statements”), and unaudited financial statements consisting of the balance sheet of Seller as at April 30, 2021, and the related statements of income for the one-month period then ended (the “Interim Financial Statements” and together with the Unaudited Financial Statements, the “Financial Statements”) are contained in Section 4.04 of the Disclosure Schedule. The Financial Statements (a) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods represented, (b) fairly present in all material respects the financial condition of Seller as of the respective dates they were prepared and the results of the operations of the Business for the periods indicated, (c) are true and complete and (d) are consistent with the Books and Records of Seller. The balance sheet of Seller as of December 31, 2020, is referred to herein as the “Balance Sheet” and the date thereof as the “Balance Sheet Date” and the balance sheet of Seller as of March 31, 2021, is referred to herein as the “Interim Balance Sheet” and the date thereof as the “Interim Balance Sheet Date”. Seller maintains a standard system of accounting for the Business established and administered in accordance with GAAP.

Section 4.05       Undisclosed Liabilities; Indebtedness.

(a)               Seller has no Liabilities with respect to the Business, except (a) those which are adequately, correctly and properly reflected or reserved against in the Balance Sheet as of the Balance Sheet Date, and (b) those which have been incurred in the ordinary course of business consistent with past practice since the Balance Sheet Date and which are not, individually or in the aggregate, material in amount.

(b)               Section 4.05(b) of the Disclosure Schedule sets forth a true and complete list of all indebtedness, including, without limitation, all trade accounts payable of the Business, together with a description of the terms of payment thereof and, if such indebtedness is secured, a description of all properties or other assets pledged, mortgaged or otherwise hypothecated as security.

Section 4.06       Absence of Certain Changes, Events and Conditions. Except as expressly contemplated by the Agreement or as set forth in Section 4.06 of the Disclosure Schedule, since the Balance Sheet Date, and other than in the ordinary course of business consistent with past practice, there has not been any:

(a)               event, occurrence or development that has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Purchased Assets;

(b)               material change in any method of accounting or accounting practice for the Business, except as required by GAAP or as disclosed in the notes to the Financial Statements;

(c)               material change in cash management practices and policies, practices and procedures with respect to collection of Accounts Receivable, establishment of reserves for uncollectible Accounts Receivable, accrual of Accounts Receivable, inventory control, prepayment of expenses, payment of trade accounts payable, accrual of other expenses, deferral of revenue and acceptance of customer deposits; incurrence, assumption or guarantee of any indebtedness for borrowed money in connection with the Purchased Assets;

(d)               transfer, assignment, sale or other disposition of any of the Purchased Assets shown or reflected in the Balance Sheet, except for the sale of inventory in the ordinary course of business;

(e)               cancellation of any debts or claims or amendment, termination or waiver of any rights constituting Purchased Assets;

(f)                transfer, assignment or grant of any license or sublicense of any material rights under or with respect to any Purchased Intellectual Property Assets or Intellectual Property Licenses;

(g)               material damage, destruction or loss, or any material interruption in use, of any Purchased Assets, whether or not covered by insurance;

(h)               acceleration, termination, material modification to or cancellation of any Assigned Contract or Permit;

(i)                 imposition of any Encumbrance upon any of the Purchased Assets, other than a Permitted Encumbrance;

(j)                 (i) grant of any bonuses, whether monetary or otherwise, or increase in any wages, salary, severance, pension or other compensation or benefits in respect of any employees, officers, directors, independent contractors or consultants of the Business, other than as provided for in any written agreements or required by applicable Law, (ii) change in the terms of employment for any employee of the Business to be hired by the Buyer or any termination of any employees for which the aggregate costs and expenses exceed $5,000, or (iii) action to accelerate the vesting or payment of any compensation or benefit for any employee, officer, director, consultant or independent contractor of the Business;

(k)               adoption, modification or termination of any: (i) employment, severance, retention or other agreement with any current or former employee, officer, director, independent contractor or consultant of the Business, (ii) Benefit Plan, or (iii) collective bargaining or other agreement with a union, works council or labor organization, in each case whether written or oral;

(l)                 any loan to (or forgiveness of any loan to), or entry into any other transaction with, any directors, officers or employees of the Business;

(m)             adoption of any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law, to the extent related to the Business or Purchased Assets; or

(n)               any Contract to do any of the foregoing, or any action or omission that would result in any of the foregoing.

Section 4.07       Material Contracts.

(a)               Section 4.07(a) of the Disclosure Schedule lists each of the following Contracts (x) by which any of the Purchased Assets are bound or affected or (y) to which Seller is a party or by which it is bound in connection with the Business or the Purchased Assets (such Contracts, together with all Contracts relating to Intellectual Property set forth in Section 4.10(c) and Section 4.10(e) of the Disclosure Schedule, being “Material Contracts”):

(i)                 all Contracts which cannot be cancelled without penalty or without more than 90 days’ notice;

(ii)              all Contracts that require Seller to purchase or sell a stated portion of the requirements or outputs of the Business or that contain “take or pay” provisions;

(iii)            all Contracts that provide for the indemnification of any Person or the assumption of any Tax, environmental or other Liability of any Person;

(iv)             all broker, distributor, dealer, manufacturer’s representative, franchise, agency, sales promotion, market research, marketing consulting and advertising Contracts;

(v)               all employment agreements related to the Business and Contracts with independent contractors or consultants (or similar arrangements) and which are not cancellable without material penalty or without more than 90 days’ notice;

(vi)             except for Contracts relating to trade receivables, all Contracts relating to indebtedness (including, without limitation, guarantees);

(vii)          all Contracts with any Governmental Authority;

(viii)        all Contracts that limit or purport to limit the ability of Seller to compete in any line of business or with any Person or in any geographic area or during any period of time;

(ix)             all non-disclosure agreements with employees, independent contractors or consultants related to the Business;

(x)               all joint venture, partnership or similar Contracts;

(xi)             all Contracts for the sale of any of the Purchased Assets or for the grant to any Person of any option, right of first refusal or preferential or similar right to purchase any of the Purchased Assets;

(xii)          all powers of attorney with respect to any Purchased Asset;

(xiii)        all collective bargaining agreements or Contracts with any union, works council or labor organization; and

(xiv)         all other Contracts that are material to the Purchased Assets or the operation of the Business and not previously disclosed pursuant to this Section 4.07.

(b)               Except as disclosed on Section 4.07(b) of the Disclosure Schedule, each Material Contract is valid and binding on Seller in accordance with its terms and is in full force and effect. None of Seller or, to Seller’s Knowledge, any other party thereto is in breach of or default under (or is alleged to be in breach of or default under) in any material respect, or has provided or received any notice of any intention to terminate, any Material Contract. No event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default under any Material Contract or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder. Complete and correct copies of each Material Contract (including all modifications, amendments and supplements thereto and waivers thereunder) have been made available to Buyer. There are no material disputes pending or threatened under any Contract included in the Purchased Assets.

Section 4.08       Title to Purchased Assets. Seller has good and valid title to, or a valid leasehold interest in, all of the Purchased Assets. All such Purchased Assets (including leasehold interests) are free and clear of Encumbrances except as set forth in Section 4.08 of the Disclosure Schedule (the “Permitted Encumbrances”).

Section 4.09       Condition and Sufficiency of Assets. The furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property included in the Purchased Assets are structurally sound, are in good operating condition and repair, and are adequate for the uses to which they are being put, and none of such furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost. The Purchased Assets (i) are sufficient for the continued conduct of the Business after the Closing in substantially the same manner as conducted prior to the Closing (and to Seller’s Knowledge, as will be conducted by Buyer after Closing), (ii) constitute all of the rights, property and assets necessary to conduct the Business as currently conducted (and to Seller’s Knowledge, as will be conducted by Buyer after Closing), (iii) are sufficient for Buyer to manufacture and sell the products listed on Exhibit 1.1 of the Supply Agreement at all times from and after the Closing (the “Subject Manufacturing and Sale”), and (iv) are sufficient for Buyer to accomplish the Subject Manufacturing and Sale without infringing upon the rights of any other Person, including, without limitation, any applicable Intellectual Property rights.

Section 4.10       Intellectual Property.

(a)               Section 4.10(a) of the Disclosure Schedule lists all (i) Intellectual Property Registrations and (ii) Purchased Intellectual Property Assets (and the Licensed IP) that are not registered but that are, or during the preceding five (5) years were, used or held for use in connection with the Business. All required filings and fees related to the Intellectual Property Registrations have been timely filed with and paid to the relevant Governmental Authorities and authorized registrars, and all Intellectual Property Registrations are otherwise in good standing, subsisting, and in full force and effect. To Seller’s Knowledge, all of the Purchased Intellectual Property Assets (and the Licensed IP) are valid and enforceable.

(b)               Seller owns, exclusively or jointly with other Persons, all right, title and interest in and to the Purchased Intellectual Property Assets (and the Licensed IP), free and clear of Encumbrances, except as disclosed under Section 4.10(b) of the Disclosure Schedule. Except as disclosed under Section 4.10(b), Seller is in full compliance with all legal requirements applicable to the Purchased Intellectual Property Assets, the Licensed IP, and Seller’s ownership and use thereof.

(c)               Section 4.10(c) of the Disclosure Schedule lists all Intellectual Property Licenses. Seller has provided Buyer with true and complete copies of all such Intellectual Property Licenses. All such Intellectual Property Licenses are valid, binding and enforceable between Seller and the other parties thereto, and Seller and such other parties are in full compliance with the terms and conditions of such Intellectual Property Licenses. Neither the Seller nor any party thereto has: (i) breached or is in default of any Intellectual Property License; (ii) has received notice of a breach or default of any Intellectual Property License; or (iii) has received a notice of non-renewal of any Intellectual Property License. Buyer’s acquisition of rights under the Intellectual Property Licenses is not a violation, breach or default of those licenses.

(d)               The Purchased Intellectual Property Assets and Intellectual Property Licenses as currently or formerly owned, licensed or used by Seller or proposed to be used by Buyer, and the conduct of the Business as currently and formerly conducted by Seller and proposed to be conducted by Buyer have not, do not and will not infringe, violate or misappropriate the Intellectual Property of any Person. Seller has not received any facts, information and/or communication, and no Action has been instituted, settled or, to Seller’s Knowledge, threatened that alleges any such infringement, violation or misappropriation, and none of the Purchased Intellectual Property Assets (nor the Licensed IP) are subject to any outstanding Governmental Order that restricts or impairs, or could potentially restrict or impair, Buyer’s use of the Purchased Intellectual Property Assets, the Licensed IP pursuant to the License Agreement, or rights under any Intellectual Property License.

(e)               Section 4.10(e) of the Disclosure Schedule lists all licenses, sublicenses and other agreements pursuant to which Seller grants rights or authority to any Person with respect to any Purchased Intellectual Property Assets, Licensed IP, or Intellectual Property Licenses. Seller has provided Buyer with true and complete copies of all such agreements. All such agreements are valid, binding and enforceable between Seller and the other parties thereto, and Seller and such other parties are in full compliance with the terms and conditions of such agreements.

(f)                To Seller’s Knowledge, other than Seller’s allegations of infringement by Buyer of U.S. Patent No. 8,430,086 and/or U.S. Patent No. 8,726,895, no Person has infringed, violated or misappropriated, or is infringing, violating or misappropriating, any Purchased Intellectual Property Assets, Licensed IP, or any Intellectual Property Registrations. Other than Seller’s allegations of infringement by Buyer of U.S. Patent No. 8,430,086 and/or U.S. Patent No. 8,726,895, Seller has not received any facts, information, and/or communication of such a violation, misappropriation or infringement. Other than Buyer in response to Seller’s allegations of infringement by Buyer of U.S. Patent No. 8,430,086 and/or U.S. Patent No. 8,726,895, Buyer’s allegations regarding ownership of U.S. Patent No. 10,295,303, and as set forth on Schedule 4.10(f) of the Disclosure Schedule, no Person has asserted or threatened to assert any Action: (i) challenging the validity, enforceability, registrability, or patentability of any Purchased Intellectual Property Assets, the Licensed IP, and/or the Intellectual Property Registrations; or (ii) challenging Seller’s ownership, title, and/or interest in or to the Purchased Intellectual Property Assets, Licensed IP, and/or the Intellectual Property Registrations.

(g)               To Seller’s Knowledge, Seller has complied with all terms of use, terms of service, and other Contracts, including but not limited to, policies and guidelines, relating to its use of any social media platforms, sites, or services associated with the Purchased Assets (including, without limitation, the Licensed IP licensed pursuant to the License Agreement). There are no (i) pending or threatened Actions alleging: (i) violation of the rules and regulations of any such social media platforms, sites, or services by Seller; or (ii) pending or threatened Actions alleging defamation, violation of publicity rights, or any other violation in connection with Seller’s use of social media.

Section 4.11       Inventory. All Purchased Inventory, whether or not reflected in the Balance Sheet, consists of a quality and quantity usable and salable in the ordinary course of business consistent with past practice, except for obsolete, damaged, defective or slow-moving items that have been written off or written down to fair market value or for which adequate reserves have been established. Except as otherwise disclosed on Section 4.11 of the Disclosure Schedule, all Purchased Inventory is owned by Seller free and clear of all Encumbrances, and no Purchased Inventory is held on a consignment basis. The quantities of each item of Purchased Inventory (whether raw materials, work-in-process or finished goods) are not excessive, but are reasonable in the ordinary course of business consistent with the past practice of Seller.

Section 4.12       Accounts Receivable. The Accounts Receivable reflected on the Interim Balance Sheet, the Accounts Receivables arising after the date thereof, and the Accounts Receivable: (a) have arisen from bona fide transactions entered into by Seller involving the sale of goods or the rendering of services in the ordinary course of business consistent with past practice;

(b) constitute only valid, undisputed claims of Seller not subject to claims of set-off or other defenses or counterclaims other than normal cash discounts accrued in the ordinary course of business consistent with past practice; and (c) subject to a reserve for bad debts shown on the Interim Balance Sheet or, with respect to Accounts Receivable arising after the Interim Balance Sheet Date, on the accounting records of the Business, are collectible in full within ninety (90) days after billing. The reserve for bad debts shown on the Interim Balance Sheet or, with respect to Accounts Receivable arising after the Interim Balance Sheet Date, on the accounting records of the Business have been determined in accordance with GAAP, consistently applied, subject to normal year-end adjustments and the absence of disclosures normally made in footnotes.

Section 4.13       Customers and Suppliers.

(a)               Section 4.13(a) of the Disclosure Schedule sets forth with respect to the Business (i) each customer for each of the two (2) most recent fiscal years (collectively, the “Customers”); and (ii) the amount of consideration paid by each Customer during such periods. Seller has not received any notice, and has no reason to believe, that any of the Customers has ceased, or intends to cease after the Closing, to use the goods or services of the Business or to otherwise terminate or materially reduce its relationship with the Business.

(b)               Section 4.13(b) of the Disclosure Schedule sets forth with respect to the Business (i) each supplier to whom Seller has paid consideration each of the two (2) most recent fiscal years (collectively, the “Suppliers”); and (ii) the amount of purchases from each Supplier during such periods. Seller has not received any notice, and has no reason to believe, that any of the Suppliers has ceased, or intends to cease, to supply goods or services to the Business or to otherwise terminate or materially reduce its relationship with the Business. Section 2.01(g) of the Disclosure Schedule sets forth all prepaid expenses related to the Business.

Section 4.14       Insurance. Section 4.14 of the Disclosure Schedule sets forth (a) a true and complete list of all current policies or binders of fire, liability, product liability, umbrella liability, real and personal property, workers’ compensation, vehicular, fiduciary liability and other casualty and property insurance maintained by Seller or its Affiliates and relating to the Business, the Purchased Assets or the Assumed Liabilities (collectively, the “Insurance Policies”); and (b) with respect to the Business, the Purchased Assets or the Assumed Liabilities, a list of all pending claims and the claims history for Seller since December 31, 2020. There are no claims related to the Business, the Purchased Assets or the Assumed Liabilities pending under any such Insurance Policies as to which coverage has been questioned, denied or disputed or in respect of which there is an outstanding reservation of rights. Neither Seller nor any of its Affiliates has received any written notice of cancellation of, premium increase with respect to, or alteration of coverage under, any of such Insurance Policies. All premiums due on such Insurance Policies have either been paid or, if not yet due, accrued. All such Insurance Policies (x) are in full force and effect and enforceable in accordance with their terms; (y) are provided by carriers who are financially solvent; and (z) have not been subject to any lapse in coverage. None of Seller or any of its Affiliates is in default under, or has otherwise failed to comply with, in any material respect, any provision contained in any such Insurance Policy. The Insurance Policies are of the type and in the amounts customarily carried by Persons conducting a business similar to the Business and are sufficient for compliance with all applicable Laws and Contracts to which Seller is a party or by which it is bound. True and complete copies of the Insurance Policies have been made available to Buyer. There have not been any insurance claims made with respect to any of the Purchased Assets. Except as set forth on Section 4.14 of the Disclosure Schedule, there has not been any insurance claims made by Seller or its Affiliates with respect to the Business.

Section 4.15       Legal Proceedings; Governmental Orders.

(a)               There are no Actions pending or, to Seller’s Knowledge, threatened against or by Seller (i) relating to or affecting the Business, the Purchased Assets or the Assumed Liabilities; or (ii) that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action.

(b)               There are no outstanding Governmental Orders and no unsatisfied judgments, penalties or awards against, relating to or affecting the Business. No event has occurred or circumstances exist that may constitute or result in (with or without notice or lapse of time) a violation of any such Governmental Order.

Section 4.16       Compliance With Laws; Permits.

(a)               Seller has complied, and is now complying, with all Laws applicable to the conduct of the Business as currently conducted or the ownership and use of the Purchased Assets.

(b)               All Permits required for Seller to conduct the Business as currently conducted or for the ownership and use of the Purchased Assets have been obtained by Seller and are valid and in full force and effect. All fees and charges with respect to such Permits as of the date hereof have been paid in full. Section 4.16(b) of the Disclosure Schedule lists all current Permits issued to Seller which are related to the conduct of the Business as currently conducted or the ownership and use of the Purchased Assets, including the names of the Permits and their respective dates of issuance and expiration. No event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any Permit set forth in Section 4.16(b) of the Disclosure Schedule.

Section 4.17       Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of Seller.

Section 4.18 Environmental Matters.

(a)               The operations of Seller with respect to the Business and the Purchased Assets are currently and have been in compliance with all Environmental Laws.

(b)               Seller has obtained and is in material compliance with all Environmental Permits (each of which is disclosed in Section 4.18(b) of the Disclosure Schedule) necessary for the conduct of the Business as currently conducted or the ownership, lease, operation or use of the Purchased Assets and all such Environmental Permits are in full force and effect and shall be maintained in full force and effect by Seller through the Closing Date in accordance with Environmental Law, and Seller is not aware of any condition, event or circumstance that might prevent or impede, after the Closing Date, the conduct of the Business as currently conducted or the ownership, lease, operation or use of the Purchased Assets. With respect to any such Environmental Permits, Seller has undertaken, or will undertake prior to the Closing Date, all measures necessary to facilitate transferability of the same, and Seller is not aware of any condition, event or circumstance that might prevent or impede the transferability of the same.

(c)               None of the Business or the Purchased Assets is listed on, or has been proposed for listing on, the National Priorities List (or CERCLIS) under the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq. (“CERCLA”), or any similar state list.

(d)               There has been no Release of Hazardous Materials in contravention of Environmental Law with respect to the Business or the Purchased Assets, and Seller has not received an Environmental Notice that any of the Business or the Purchased Assets (including soils, groundwater, surface water, buildings and other structure located thereon) has been contaminated with any Hazardous Material which could reasonably be expected to result in an Environmental Claim against, or a violation of Environmental Law or term of any Environmental Permit by, Seller.

(e)               Section 4.18(e) of the Disclosure Schedule contains a complete and accurate list of all active or abandoned aboveground or underground storage tanks owned or operated by Seller in connection with the Business or the Purchased Assets.

(f)                Section 4.18(f) of the Disclosure Schedule contains a complete and accurate list of all off-site Hazardous Materials treatment, storage, or disposal facilities or locations used by Seller and any predecessors in connection with the Business or the Purchased Assets as to which Seller may retain liability, and none of these facilities or locations has been placed or proposed for placement on the National Priorities List (or CERCLIS) under CERCLA, or any similar state list, and Seller has not received any Environmental Notice regarding potential liabilities with respect to such off-site Hazardous Materials treatment, storage, or disposal facilities or locations used by Seller.

(g)               RESERVED.

(h)               RESERVED.

(i)                 Seller is not aware of or reasonably anticipates, as of the Closing Date, any condition, event or circumstance concerning the Release or regulation of Hazardous Materials that might, after the Closing Date, prevent, impede or materially increase the costs associated with the ownership, lease, operation, performance or use of the Business or the Purchased Assets as currently carried out.

Section 4.19 Employee Benefit Matters with Respect to the Business.

(a)               RESERVED.

(b)               Nothing has occurred with respect to any Benefit Plan that has subjected or could reasonably be expected to subject Buyer or any of its Affiliates, to a penalty under Section 502 of ERISA or to tax or penalty under Sections 4975 or 4980H of the Code.

(c)               No Benefit Plan has within the three years prior to the date hereof been the subject of an examination or audit by a Governmental Authority or the subject of an application or filing under, or is a participant in, an amnesty, voluntary compliance, self-correction or similar program sponsored by any Governmental Authority, except where such examination or audit (i) has not resulted in any Encumbrance on any of the Purchased Assets, and (ii) would not be reasonably expected to result in any Encumbrance on any of the Purchased Assets.

(d)               Except as set forth in Section 4.19(d) of the Disclosure Schedule, neither the execution of this Agreement nor any of the transactions contemplated by this Agreement will (either alone or upon the occurrence of any additional or subsequent events): (i) entitle any current or former director, officer, employee, independent contractor or consultant of the Business which Buyer is contemplating hiring in connection with this Agreement to severance pay or any other payment; (ii) accelerate the time of payment, funding or vesting, or increase the amount of compensation (including stock-based compensation) due to any such individual; or (iii) result in “excess parachute payments” within the meaning of Section 280G(b) of the Code.

Section 4.20 Employment Matters with respect to the Business.

(a)               Section 4.20(a) of the Disclosure Schedule contains a list of all persons who are employees, independent contractors or consultants of the Business as of the date hereof, including any employee who is on a leave of absence of any nature, paid or unpaid, authorized or unauthorized, and sets forth for each such individual the following: (i) name; (ii) title or position (including whether full-time or part-time); (iii) hire or retention date; (iv) current annual base compensation rate or contract fee; (v) commission, bonus or other incentive-based compensation; and (vi) a description of the fringe benefits provided to each such individual as of the date hereof. Except as set forth in Section 4.20(a) of the Disclosure Schedule, as of the date hereof, all compensation, including wages, commissions, bonuses, fees and other compensation, payable to all employees, independent contractors or consultants of the Business for services performed on or prior to the date hereof have been paid in full and there are no outstanding agreements, understandings or commitments of Seller with respect to any compensation, commissions, bonuses or fees.

(b)               Except as set forth in Section 4.20(b) of the Disclosure Schedule, Seller is not, and has not been for the past three (3) years, a party to, bound by, or negotiating any collective bargaining agreement or other Contract with a union, works council or labor organization (collectively, “Union”), and there is not, and has not been for the past three (3) years, any Union representing or purporting to represent any employee of Seller, and, to Seller's Knowledge, no Union or group of employees is seeking or has sought to organize employees for the purpose of collective bargaining. Except as set forth in Section 4.20(b) of the Disclosure Schedule, there has never been, nor has there been any threat of, any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar labor disruption or dispute affecting Seller or any employees of the Business. Seller has no duty to bargain with any Union.

(c)               Seller is and has been in compliance with all applicable Laws pertaining to employment and employment practices to the extent they relate to employees, volunteers, interns, consultants and independent contractors of the Business, except where such noncompliance (i) has not resulted in any Encumbrance on any of the Purchased Assets, and (ii) would not be reasonably expected to result in any Encumbrance on any of the Purchased Assets.

Section 4.21 Taxes.

(a)               All Tax Returns with respect to any part of the Business and Purchased Assets required to be filed by Seller for any Pre-Closing Tax Period have been, or will be, timely filed. Such Tax Returns are, or will be, true, complete and correct in all respects. All Taxes due and owing by Seller (whether or not shown on any Tax Return) have been, or will be, timely paid.

(b)               Seller has withheld and paid each Tax required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, customer, shareholder or other party, and complied with all information reporting and backup withholding provisions of applicable Law.

(c)               All deficiencies asserted, or assessments made, against Seller related to any Purchased Assets or the Intellectual Property licensed under the License Agreement as a result of any examinations by any taxing authority have been fully paid.

(d)               Seller is not a party to any Action by any taxing authority related to or in connection with any Purchased Assets. There are no pending or threatened Actions by any taxing authority.

(e)               There are no Encumbrances for Taxes upon any of the Purchased Assets nor is any taxing authority in the process of imposing any Encumbrances for Taxes on any of the Purchased Assets (other than for current Taxes not yet due and payable).

(f)                [Intentionally Omitted].

Section 4.22 Full Disclosure. No representation or warranty by Seller in this Agreement and no statement contained in the Disclosure Schedule to this Agreement or any certificate or other document furnished or to be furnished to Buyer pursuant to this Agreement contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading.

Article V

Representations and warranties of buyer

Buyer represents and warrants to Seller that the statements contained in this Article V are true and correct as of the date hereof.

Section 5.01       Organization of Buyer. Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware.

Section 5.02       Authority of Buyer; Execution and Delivery; Enforceability. Buyer has all necessary corporate power and authority to enter into this Agreement and the other Transaction Documents to which Buyer is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Buyer of this Agreement and any other Transaction Document to which Buyer is a party, the performance by Buyer of its obligations hereunder and thereunder and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Buyer. This Agreement has been duly executed and delivered by Buyer, and (assuming due authorization, execution and delivery by Seller) this Agreement constitutes a legal, valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms. When each other Transaction Document to which Buyer is or will be a party has been duly executed and delivered by Buyer (assuming due authorization, execution and delivery by each other party thereto), such Transaction Document will constitute a legal and binding obligation of Buyer enforceable against it in accordance with its terms.

Section 5.03       No Conflicts; Consents. Except as set forth on Section 5.03(c) of the Disclosure Schedule, the execution, delivery and performance by Buyer of this Agreement, and the consummation of the transactions contemplated hereby, do not and will not: (a) conflict with or result in a violation or breach of any provision of the organizational documents of Buyer; (b) result in a violation or breach of any provision of any Law or Governmental Order applicable to Buyer; or (c) require the consent, notice or other action by any Person under any Contract to which Buyer is a party. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Buyer in connection with the execution and delivery of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, except for such filings as may be required under the HSR Act.

Section 5.04       Financial and Other Capacity. The Buyer has, or will have, as of the Closing Date, the financial capacity or capability to consummate the transactions contemplated herein on the Closing Date.

Section 5.05       Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of Buyer.

Article VI

Covenants

Section 6.01       Conduct of Business Prior to the Closing. From the date hereof until the Closing, except as otherwise provided in this Agreement or consented to in writing by Buyer (which consent shall not be unreasonably withheld or delayed), Seller shall (x) conduct the Business in the ordinary course of business consistent with past practice; and (y) use reasonable best efforts to maintain and preserve intact its current Business organization, operations and franchise and to preserve the rights, franchises, goodwill and relationships of its employees, customers, lenders, suppliers, regulators and others having relationships with the Business. Without limiting the foregoing, from the date hereof until the Closing Date, Seller shall:

(a)               preserve and maintain all Permits required for the conduct of the Business as currently conducted or the ownership and use of the Purchased Assets;

(b)               pay the debts, Taxes and other obligations of the Business when due;

(c)               continue to collect Accounts Receivable in a manner consistent with past practice, without discounting such Accounts Receivable;

(d)               maintain the properties and assets included in the Purchased Assets in the same condition as they were on the date of this Agreement, subject to reasonable wear and tear;

(e)               continue in full force and effect without modification all Insurance Policies, except as required by applicable Law;

(f)                defend and protect the properties and assets included in the Purchased Assets from infringement or usurpation;

(g)               perform all of its obligations under all Assigned Contracts;

(h)               maintain the Books and Records in accordance with past practice;

(i)                 comply in all material respects with all Laws applicable to the conduct of the Business or the ownership and use of the Purchased Assets; and

(j)                 not take or permit any action that would cause any of the changes, events or conditions described in Section 4.06 to occur.

Section 6.02       Access to Information. From the date hereof until the Closing, Seller shall (a) afford Buyer and its Representatives full and free access to and the right to inspect all of the properties, assets, premises, Books and Records, Contracts and other documents and data to the extent related to the Business (and any such information that does not relate to the Business, may be redacted); (b) furnish Buyer and its Representatives with such financial, operating and other data and information to the extent related to the Business as Buyer or any of its Representatives may reasonably request (and any such information that does not relate to the Business, may be redacted); and (c) instruct the Representatives of Seller to cooperate with Buyer in its investigation of the Business. Notwithstanding the foregoing, it is expressly understood by the Parties that agreements that relate primarily to the Paintball Field or the Airsoft Field, in whole or in part, shall not be subject to disclosure under this Section. Any investigation pursuant to this Section 6.02 shall be conducted in such manner as not to interfere unreasonably with the conduct of the Business or any other businesses of Seller. No investigation by Buyer or other information received by Buyer shall operate as a waiver or otherwise affect any representation, warranty or agreement given or made by Seller in this Agreement.

Section 6.03       No Solicitation of Other Bids.

(a)               Seller shall not, and shall not authorize or permit any of its Affiliates or any of its or their Representatives to, directly or indirectly, (i) encourage, solicit, initiate, facilitate or continue inquiries regarding an Acquisition Proposal; (ii) enter into discussions or negotiations with, or provide any information to, any Person concerning a possible Acquisition Proposal; or (iii) enter into any agreements or other instruments (whether or not binding) regarding an Acquisition Proposal. Seller shall immediately cease and cause to be terminated, and shall cause its Affiliates and all of its and their Representatives to immediately cease and cause to be terminated, all existing discussions or negotiations with any Persons conducted heretofore with respect to, or that could lead to, an Acquisition Proposal. For purposes hereof, “Acquisition Proposal” means any inquiry, proposal or offer from any Person (other than Buyer or any of its Affiliates) relating to the direct or indirect disposition, whether by sale, merger or otherwise, of all or any portion of the Business or the Purchased Assets.

(b)               In addition to the other obligations under this Section 6.03, Seller shall promptly (and in any event within two (2) Business Days after receipt thereof by Seller or its Representatives) advise Buyer orally and in writing of any Acquisition Proposal, any request for information with respect to any Acquisition Proposal, or any inquiry with respect to or which could reasonably be expected to result in an Acquisition Proposal, the material terms and conditions of such request, Acquisition Proposal or inquiry, and the identity of the Person making the same.

(c)               Seller agrees that the rights and remedies for noncompliance with this Section 6.03 shall include having such provision specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach shall cause irreparable injury to Buyer and that money damages would not provide an adequate remedy to Buyer.

Section 6.04       Notice of Certain Events.

(a)               From the date hereof until the Closing, Seller shall promptly notify Buyer in writing of:

(i)                 any fact, circumstance, event or action the existence, occurrence or taking of which (A) has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Purchased Assets, (B) has resulted in, or could reasonably be expected to result in, any representation or warranty made by Seller hereunder not being true and correct or (C) has resulted in, or could reasonably be expected to result in, the failure of any of the conditions set forth in Section 7.02 to be satisfied;

(ii)              any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

(iii)            any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; and

(iv)             any Actions commenced or, to Seller’s Knowledge, threatened against, relating to or involving or otherwise affecting the Business, the Purchased Assets or the Assumed Liabilities that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 4.15 or that relates to the consummation of the transactions contemplated by this Agreement.

(b)               Buyer’s receipt of information pursuant to this Section 6.04 shall not operate as a waiver or otherwise affect any representation, warranty or agreement given or made by Seller in this Agreement (including Section 8.02 and Section 9.01(b)) and shall not be deemed to amend or supplement the Disclosure Schedule.

Section 6.05       Employees and Employee Benefits.

(a)               Effective immediately upon Closing, Seller will terminate or cause to be terminated the employees listed in Section 4.20(a) of the Disclosure Schedule. Thereafter, Buyer intends to offer employment to such individuals terminated on terms acceptable to Buyer, in its sole discretion. Seller will pay all amounts due to such individuals from Seller and its Affiliates, including, without limitation, all amounts accrued.

(b)               Seller shall bear any and all obligations and liability, if any, under the WARN Act or other applicable Laws resulting from employment losses in connection with the transactions contemplated by this Agreement.

(c)               Seller shall be solely responsible, and Buyer shall have no obligations whatsoever for, any compensation or other amounts payable to any current or former employee, officer, director, independent contractor or consultant of the Seller, including, without limitation, hourly pay, commission, bonus, salary, accrued vacation, fringe, pension or profit sharing benefits or severance pay for any period relating to the service with Seller at any time on, prior to, or after the Closing Date and Seller shall pay all such amounts to all entitled persons on, prior to, or after the Closing Date.

(d)               Seller shall remain solely responsible for the satisfaction of all claims for medical, dental, life insurance, health accident or disability benefits brought by or in respect of current or former employees, officers, directors, independent contractors or consultants of the Business or the spouses, dependents or beneficiaries thereof. Seller also shall remain solely responsible for all worker’s compensation claims of any current or former employees, officers, directors, independent contractors or consultants of the Business which relate to events occurring on or prior to the Closing Date. Seller shall pay, or cause to be paid, all such amounts to the appropriate persons as and when due.

Section 6.06       Confidentiality. From and after the Closing, Seller shall, and shall cause its Affiliates to, hold, and shall use its reasonable best efforts to cause its or their respective Representatives to hold, in confidence any and all information, whether written or oral, concerning the Business, except to the extent that the Seller can show that such information (a) is generally available to and known by the public through no fault of the Seller, any of its Affiliates or their respective Representatives; or (b) is lawfully acquired by the Seller, any of its Affiliates or their respective Representatives from and after the Closing from sources which are not prohibited from disclosing such information by a legal, contractual or fiduciary obligation. If a Seller or any of its Affiliates or their respective Representatives are compelled to disclose any information by judicial or administrative process or by other requirements of Law, the Seller shall promptly notify Buyer in writing and shall disclose only that portion of such information which the Seller is advised by its counsel in writing is legally required to be disclosed, provided, that the Seller shall use its reasonable best efforts to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information.

Section 6.07       Restrictive Covenants; Non-Competition; Non-Solicitation.

(a)               For the longer of (i) a period of five (5) years commencing on the Closing Date, or (ii) a period commencing on the Closing Date and ending on the date on which the Supply Agreement expires pursuant to its terms (whichever period is longer referred to herein as the “Restricted Period”), Seller shall not, and shall not permit any of its Affiliates to, directly or indirectly: (i) engage or invest in, own, manage, operate, finance, control, participate in the ownership management, operation, financing or control of (including as a partner, stockholder, member, employee, principal, agent, trustee or consultant), any business, company or enterprise whose products, services or activities compete in whole or in part with: (A) the products sold or developed by or for the Business in the last five (5) years, (B) the products sold or developed by Buyer in the last five (5) years in the Less Than Lethal Field, and (C) the Buyer’s business of designing, developing, manufacturing, and selling of products in the Less Than Lethal Field, including, but not limited to, launchers, ammunition, accessories, and apparel in the Less Than Lethal Field; or (ii) cause, induce or encourage any material actual or prospective client, customer, supplier or licensor of the Business or the Buyer in the in the Less Than Lethal Field (including any existing or former client or customer of Seller and Buyer, and any Person that becomes a client or customer of the Business or Buyer after the Closing), or any other Person who has a material business relationship with the Business or the Buyer in the Less Than Lethal Field, to terminate or modify any such actual or prospective relationship. Notwithstanding the foregoing, Seller may own, directly or indirectly, solely as an investment, securities of any Person traded on any national securities exchange if the Seller is not a controlling Person of, or a member of a group which controls, such Person and does not, directly or indirectly, own one percent (1%) or more of any class of securities of such Person. For further clarity, (i) Seller may not engage in the manufacturing and supply of products, services, or activities in the Less Than Lethal Field utilizing any of the Purchased Intellectual Property Assets or the Licensed IP, and (ii) Seller may engage in the manufacturing and supply of products, services, or activities in the Less Than Lethal Field only as long as such products, services, or activities do not utilize any of the Purchased Intellectual Property Assets or the Licensed IP. Nothing herein shall limit or restrict the Seller from operating in the Airsoft Field or Paintball Field.

(b)               During the Restricted Period, Buyer shall not, and shall not permit any of its Affiliates to, directly or indirectly: (i) engage or invest in, own, manage, operate, finance, control, participate in the ownership management, operation, financing or control of (including as a partner, stockholder, member, employee, principal, agent, trustee or consultant), any business, company or enterprise whose products, services or activities compete in whole or in part, in the Airsoft Field and Paintball Field, with: (A) the Airsoft products sold or developed by Seller in the last five (5) years in the Airsoft Field, (B) the Paintball products sold or developed by Seller in the last five (5) years in the Paintball Field, and (C) the Seller’s business of designing, developing, manufacturing, and selling of Airsoft and Paintball products in the Airsoft Field and Paintball Field, including, but not limited to, Airsoft and Paintball launchers, ammunition, accessories, and apparel in in the Airsoft Field and Paintball Field; or (ii) in the Airsoft Field and Paintball Field, cause, induce or encourage any material actual or prospective Airsoft or Paintball client, customer, supplier or licensor of the Seller in in the Airsoft Field or Paintball Field (including any existing or former Airsoft or Paintball client or customer of Seller in in the Airsoft Field or Paintball Field, and any Person that becomes an Airsoft or Paintball client or customer of Seller in in the Airsoft Field or Paintball Field after the Closing), or any other Person who has a material business relationship with the Seller in in the Airsoft Field or Paintball Field to terminate or modify any such actual or prospective relationship. Notwithstanding the foregoing, Buyer may own, directly or indirectly, solely as an investment, securities of any Person traded on any national securities exchange if the Buyer is not a controlling Person of, or a member of a group which controls, such Person and does not, directly or indirectly, own one percent (1%) or more of any class of securities of such Person. For the purpose of clarity, nothing herein shall limit or restrict the Buyer from operating, in any way or manner whatsoever, in the Less Than Lethal Field or in the Business.

(c)               During the Restricted Period, Seller shall not, and shall not permit any of its Affiliates to, directly or indirectly, hire or solicit any person who is offered employment by Buyer pursuant to Section 6.05(a) or is or was employed in the Business during the Restricted Period, or encourage any such employee to leave such employment or hire any such employee who has left such employment, except pursuant to a general solicitation which is not directed specifically to any such employees; provided, that nothing in this Section 6.07(c) shall prevent the Seller or any of its Affiliates from hiring (i) any employee whose employment has been terminated by Buyer or (ii) after 180 days from the date of termination of employment, any employee whose employment has been terminated by the employee.

(d)               During the Restricted Period, Buyer shall not, and shall not permit any of its Affiliates to, directly or indirectly, hire or solicit any person who is or was employed by Seller during the Restricted Period, or encourage any such employee to leave such employment or hire any such employee who has left such employment, except pursuant to a general solicitation which is not directed specifically to any such employees; provided, that nothing in this Section 6.07(d) shall prevent the Buyer or any of its Affiliates from hiring (i) any employee whose employment has been terminated by Seller or (ii) after 180 days from the date of termination of employment, any employee whose employment has been terminated by the employee.

(e)               Each Party acknowledges that a breach or threatened breach of this Section 6.07 would give rise to irreparable harm to the other Party, for which monetary damages would not be an adequate remedy, and hereby agrees that in the event of a breach or a threatened breach by a Party of any such obligations, such non-breaching Party shall, in addition to any and all other rights and remedies that may be available to it in respect of such breach, be entitled to equitable relief, including a temporary restraining order, an injunction, specific performance and any other relief that may be available from a court of competent jurisdiction (without any requirement to post bond).

(f)                Each Party acknowledges that the restrictions contained in this Section 6.07 are reasonable and necessary to protect the legitimate interests of the other Party and constitute a material inducement to enter into this Agreement and consummate the transactions contemplated by this Agreement. In the event that any covenant contained in this Section 6.07 should ever be adjudicated to exceed the time, geographic, product or service or other limitations permitted by applicable Law in any jurisdiction, then any court is expressly empowered to reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction to the maximum time, geographic, product or service or other limitations permitted by applicable Law. The covenants contained in this Section 6.07 and each provision hereof are severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.

Section 6.08       Governmental Approvals and Consents.

(a)               Each party hereto shall, as promptly as possible, (i) make, or cause or be made, all filings and submissions required under any Law applicable to such party or any of its Affiliates; and (ii) use reasonable best efforts to obtain, or cause to be obtained, all consents, authorizations, orders and approvals from all Governmental Authorities that may be or become necessary for its execution and delivery of this Agreement and the performance of its obligations pursuant to this Agreement and the other Transaction Documents. Each party shall cooperate fully with the other party and its Affiliates in promptly seeking to obtain all such consents, authorizations, orders and approvals. The parties hereto shall not willfully take any action that will have the effect of delaying, impairing or impeding the receipt of any required consents, authorizations, orders and approvals.

(b)               Seller and Buyer shall use reasonable best efforts to give all notices to, and obtain all consents from, all third parties that are described in Section 4.03 of the Disclosure Schedule.

(c)               Without limiting the generality of the parties’ undertakings pursuant to subsections (a) and (b) above, each of the parties hereto shall use all reasonable best efforts to:

(i)                 respond to any inquiries by any Governmental Authority regarding antitrust or other matters with respect to the transactions contemplated by this Agreement or any other Transaction Document;

(ii)              avoid the imposition of any order or the taking of any action that would restrain, alter or enjoin the transactions contemplated by this Agreement or any other Transaction Document; and

(iii)            in the event any Governmental Order adversely affecting the ability of the parties to consummate the transactions contemplated by this Agreement or any other Transaction Document has been issued, to have such Governmental Order vacated or lifted.

(d)               All analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals made by or on behalf of either party before any Governmental Authority or the staff or regulators of any Governmental Authority, in connection with the transactions contemplated hereunder (but, for the avoidance of doubt, not including any interactions between Seller or Buyer with Governmental Authorities in the ordinary course of business, any disclosure which is not permitted by Law or any disclosure containing confidential information) shall be disclosed to the other party hereunder in advance of any filing, submission or attendance, it being the intent that the parties will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any such analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals. Each party shall give notice to the other party with respect to any meeting, discussion, appearance or contact with any Governmental Authority or the staff or regulators of any Governmental Authority, with such notice being sufficient to provide the other party with the opportunity to attend and participate in such meeting, discussion, appearance or contact.

(e)               Notwithstanding the foregoing, nothing in this Section 6.08 shall require, or be construed to require, Buyer or any of its Affiliates to agree to (i) sell, hold, divest, discontinue or limit, before or after the Closing Date, any assets, businesses or interests of Buyer or any of its Affiliates; (ii) any conditions relating to, or changes or restrictions in, the operations of any such assets, businesses or interests which, in either case, could reasonably be expected to result in a Material Adverse Effect or materially and adversely impact the economic or business benefits to Buyer of the transactions contemplated by this Agreement and the other Transaction Documents; or (iii) any material modification or waiver of the terms and conditions of this Agreement.

Section 6.09       Books and Records.

(a)               In order to facilitate the resolution of any claims made against or incurred by Seller prior to the Closing, or for any other reasonable purpose, for a period of four (4) years after the Closing, Buyer shall:

(i)                 retain the Books and Records (including personnel files) relating to periods prior to the Closing in a manner reasonably consistent with the prior practices of Seller; and

(ii)              upon reasonable notice, afford the Seller’s Representatives reasonable access (including the right to make, at Seller’s expense, photocopies), during normal business hours, to such Books and Records.

(b)               In order to facilitate the resolution of any claims made by or against or incurred by Buyer after the Closing, or for any other reasonable purpose, for a period of four (4) years following the Closing, Seller shall:

(i)                 retain the books and records (including personnel files) of Seller which relate to the Business and its operations for periods prior to the Closing; and

(ii)              upon reasonable notice, afford the Buyer’s Representatives reasonable access (including the right to make, at Buyer’s expense, photocopies), during normal business hours, to such books and records.

(c)               Neither Buyer nor Seller shall be obligated to provide the other party with access to any books or records (including personnel files) pursuant to this Section 6.09 where such access would violate any Law.

(d)               On or immediately after the Closing Date, Seller shall provide Buyer or Buyer’s Representatives with access to the Computers and Computer Files to the extent related to the Business and/or Purchased Assets. Buyer and Buyer’s Representatives shall make a digital copy of the Computer Files (the “Mirror Copy”) and then shall delete and erase the Computer Files from the Computers. In order to facilitate the resolution of any claims made against or incurred by Seller prior to the Closing, or for any other reasonable purpose, including the performance of the services under the Supply Agreement, Buyer shall provide Seller with reasonable access to the Mirror Copy, subject to Section 6.09(c).

(e)               Within ninety (90) days of the date of this Agreement, Seller shall cause all paper documents, files or materials that are material to the Business, including, without limitation, batch records and laboratory notebooks, to be digitized (the “Digitized Materials”), and Seller shall provide Buyer with an electronic copy of all such Digitized Materials. Seller shall cause all of such paper documents, files and materials contained in the Digitized Materials to be disposed of in accordance with applicable Laws and in a confidential manner that complies with the terms of this Agreement. Within ninety (90) days of the date of this Agreement, Seller shall deliver to Buyer any paper documents, files or materials related to the Business that are not included in the Digitized Materials.

Section 6.10       Closing Conditions. From the date hereof until the Closing, each Party shall use its respective commercially reasonable efforts to take such actions as are necessary to expeditiously satisfy the closing conditions set forth in Article VII hereof.

Section 6.11       Public Announcements. Unless otherwise required by applicable Law (based upon the reasonable advice of counsel), no Party shall make any public announcements in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of the other Parties (which consent shall not be unreasonably withheld or delayed), and the Parties shall cooperate as to the timing and contents of any such announcement; provided, however, that Buyer may announce the signing of this Agreement and the Closing, in each case, without the prior consent of the Seller or Parent.

Section 6.12       Bulk Sales Laws. The parties hereby waive compliance with the provisions of any bulk sales, bulk transfer or similar Laws of any jurisdiction that may otherwise be applicable with respect to the sale of any or all of the Purchased Assets to Buyer; it being understood that any Liabilities arising out of the failure of Seller to comply with the requirements and provisions of any bulk sales, bulk transfer or similar Laws of any jurisdiction which would not otherwise constitute Assumed Liabilities shall be treated as Excluded Liabilities.

Section 6.13       Receivables and Customer Contact Post-Closing. From and after the Closing Date, Seller will continue to collect Accounts Receivable in a manner consistent with past practice, without discounting such Accounts Receivable without prior written consent of Buyer. If Seller or any of its Affiliates receives or collects any funds relating to any Accounts Receivable, any other Purchased Assets, or any product or service being sold by Buyer, Seller or its Affiliate shall remit such funds to Buyer no later than five (5) Business Days after the end of the calendar month following its receipt thereof; provided, however, Buyer may, from time to time, in its sole discretion, upon written notice to Seller, apply any such amounts due to Buyer against any amounts due from Buyer to Seller under the Supply Agreement. For the avoidance of doubt, to the extent any credit card or other ecommerce payment method results in Seller or any of its Affiliates receiving funds from customers with respect to any Accounts Receivable, any other Purchased Assets, or any product or service being sold (from and after the Closing Date) by Buyer, those funds will be remitted to Buyer in accordance with the immediately preceding sentence. From and after the Closing Date, if Seller or any of its Affiliates is contacted (i) by any Person in relation to the Purchased Assets, or (ii) by customers of the Business, Seller shall, and shall cause its Affiliates to, notify Buyer promptly and provide contact information and reasonable details of any such communication to Buyer so that Buyer can communicate directly with such Person or customer. Within fifteen (15) Business Days after the date that is ninety (90) days after the Closing Date, Seller will pay to Buyer an amount equal to the uncollected Accounts Receivable balance that existed on the Closing Date; provided, however, Buyer may in its sole discretion, upon written notice to Seller, apply any such amounts due to Buyer against any amounts due from Buyer to Seller under the Supply Agreement.

Section 6.14       Transfer Taxes. All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement and the other Transaction Documents (including any real property transfer Tax and any other similar Tax) shall be borne and paid by Seller when due. Seller shall, at its own expense, timely file any Tax Return or other document with respect to such Taxes or fees (and Buyer shall cooperate with respect thereto as necessary).

Section 6.15       Tax Clearance Certificates. If requested by Buyer, Seller shall notify all of the taxing authorities in the jurisdictions that impose Taxes on Seller with respect to the Business or where Seller has a duty to file Tax Returns on the transactions contemplated by this Agreement in the form and manner required by such taxing authorities, if the failure to make such notifications or receive any available tax clearance certificate (a “Tax Clearance Certificate”) could subject the Buyer to any Taxes of Seller. If any taxing authority asserts that Seller is liable for any Tax, Seller shall promptly pay any and all such amounts and shall provide evidence to the Buyer that such liabilities have been paid in full or otherwise satisfied.

Section 6.16       Transition Integration. Before, on, and after the Closing Date, Seller covenants to take all actions reasonably requested by Buyer and provide all information reasonably requested by Buyer, at no additional cost to Buyer, to help with the transition of the Business from Seller to Buyer, and help Buyer integrate the Purchased Assets with Buyer’s business, on and after the Closing Date, including, but not limited to, (i) providing Buyer with any and all passwords for accounts, emails, and other similar items related to the Business, (ii) assisting Buyer with arranging for the physical transporting of any Purchased Assets to Buyer, (iii) providing information related to customers and vendors of the Business, (iv) referring to Buyer any requests from current customers and vendors related to the Business, (v) providing a detailed breakdown of the Purchased Assets or any requested portion thereof, and (vi) answering questions from time to time related to any Assigned Contracts or other Purchased Assets. Seller agrees to the transfer of all operational control of, and responsibility for, any ecommerce assets of the Business (including any online store on Amazon.com, Shopify.com, or similar ecommerce platforms) to Buyer as of 12:01 AM on Closing Date or as soon as practicable thereafter. For the purpose of clarity, Seller further specifically agrees that, as of 12:01 AM on Closing Date, Seller will cause the transfer to Buyer of (i) ownership and operational control of all email accounts and related electronic records used exclusively in the Business, including, but not limited to, all @missionlesslethal.com emails, the @missionlesslethal.com email address, the accounts related to the @missionlesslethal.com, the rights to the exchange server to the extent related to the forgoing, and anything else necessary for Buyer to operate and control the @missionlesslethal.com emails and account, and (ii) all information and passwords related to the email accounts and related electronic records referenced in clause (i).

Section 6.17       Insurance Policies. From the date of this Agreement until expiration of a period of three (3) years from Closing Date, Seller shall, at its own expense, maintain and carry in full force and effect its current insurance policies (including, but not limited to, in particular as it relates to environmental and pollution liability and product liability), with a financially sound and reputable insurer. Additionally, following the termination of the insurance in accordance with this Section 6.17, the Seller, at its own expense, shall purchase an “extended reporting period” coverage for such policies for no less than three (3) year after the Closing Date. For no less than three (3) year after the Closing Date, without limitation to any of the foregoing, Seller will (i) maintain completed products and general liability insurance coverage with reasonable levels, but no less than what is currently in place, with a financially sound and reputable insurer, with respect to the Business and product line of the Business, and (ii) include Buyer as an additional insured on such policy with respect to such product line. Prior to or promptly after the Closing Date, as requested by Buyer, Seller will provide evidence of such insurance to Buyer.

Section 6.18       Closing Accounts Updates. Two (2) Business Days prior to the Closing Date, Seller shall provide Buyer with a written list of Accounts Receivable, Purchased Inventory, Accounts Payable and open purchase orders that remain outstanding as of such date, and such writing shall be true and correct in all respects.

Section 6.19       Ownership of Assets Immediately Prior to Closing. Seller hereby agrees that, except as expressly set forth in Section 6.19 of the Disclosure Schedule, Seller will (i) directly own immediately prior to the Closing Date all of the Purchased Assets, Licensed IP, and, without limiting the foregoing, any and all other assets which relate to, or are used or held for use by Seller, Parent, or their Affiliates in connection with, the Business (collectively, “Subject Assets”), and (ii) cause each of its Affiliates and any other applicable Person to assign, convey, or otherwise transfer to Seller any such Subject Assets not already owned directly by Seller in order for Seller to comply with this Agreement, including, without limitation, the covenants in this Section 6.19. Seller hereby agrees that the intent and purpose of this Section 6.19 is for Seller to cause Seller to own all such Subject Assets prior to the Closing Date in order for Seller to be able to sell, assign, convey, license, or otherwise transfer good and valid title to, such Subject Assets to Buyer on the Closing Date pursuant to this Agreement and the other Transaction Documents.

Section 6.20       Disclosure Schedule Prior to Closing. In the event that Seller learns of any item that should be listed on the Disclosure Schedule, or removed from the Disclosure Schedule, prior to Closing in order to make Seller’s representations and warranties in this Agreement true and correct, then (i) Seller will promptly notify Buyer of such item and propose to amend the Disclosure Schedule in a signed writing accordingly, and (ii) Buyer may determine, in Buyer’s sole discretion, whether to amend such Disclosure Schedule prior to Closing. For purposes of clarity: (i) Seller’s notice to Buyer under this Section 6.20 will not be deemed to amend or supplement the Disclosure Schedule, and (ii) the Disclosure Schedule may be amended or supplemented only by a written agreement signed by Seller and Buyer. Notwithstanding the foregoing, in the event that Buyer, in its sole discretion, desires to remove any items listed on Section 1.2, Section 2.01(a), Section 2.01(b), Section 2.01(c), Section 2.01(d), Section 2.01(e), Section 2.01(k), Section 2.03(b), or Section 4.20(a) of the Disclosure Schedule, then Buyer will notify Seller and Buyer and Seller will amend the Disclosure Schedule in a signed writing prior to Closing.

Section 6.21       Further Assurances. Following the Closing Date, each of the parties hereto shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement and the other Transaction Documents.

Section 6.22       Post-Closing Obligation. Following the Closing Date, the Seller shall, and shall cause its Affiliates to, promptly complete all the items set forth or otherwise referenced in Section 6.22 of the Disclosure Schedule.

Article VII
Conditions to closing

Section 7.01       Conditions to Obligations of All Parties. The obligations of each party to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing Date, of each of the following conditions:

(a)               RESERVED.

(b)               No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order which is in effect and has the effect of making the transactions contemplated by this Agreement illegal, otherwise restraining or prohibiting consummation of such transactions or causing any of the transactions contemplated hereunder to be rescinded following completion thereof.

Section 7.02       Conditions to Obligations of Buyer. The obligations of Buyer to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Buyer’s waiver, at or prior to the Closing Date, of each of the following conditions:

(a)               Other than the representations and warranties of Seller contained in Section 4.01, Section 4.02, Section 4.04 and Section 4.17, the representations and warranties of Seller contained in this Agreement, the other Transaction Documents and any certificate or other writing delivered pursuant hereto shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Material Adverse Effect) on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects). The representations and warranties of Seller contained in Section 4.01, Section 4.02, Section 4.04 and Section 4.17 shall be true and correct in all respects on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects).

(b)               Seller shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the other Transaction Documents to be performed or complied with by it prior to or on the Closing Date; provided, that with respect to agreements, covenants and conditions that are qualified by materiality, Seller shall have performed such agreements, covenants and conditions, as so qualified, in all respects.

(c)               No Action shall have been commenced against Buyer or Seller, which would prevent the Closing. No injunction or restraining order shall have been issued by any Governmental Authority, and be in effect, which restrains or prohibits any transaction contemplated hereby.

(d)               All approvals, consents and waivers that are listed on Section 4.03 of the Disclosure Schedule shall have been received, and executed counterparts thereof shall have been delivered to Buyer at or prior to the Closing.

(e)               From the date of this Agreement, there shall not have occurred any Material Adverse Effect on the Purchased Assets, nor shall any event or events have occurred that, individually or in the aggregate, with or without the lapse of time, could reasonably be expected to result in a Material Adverse Effect on the Purchased Assets.

(f)                Buyer shall have obtained acquisition financing for the transactions contemplated hereby in form, amount and substance acceptable to Buyer in its sole discretion.

(g)               Buyer shall have performed a due diligence review of the Business and its assets, customers, suppliers and operations, and shall have determined, in its sole and absolute discretion, that the results thereof are satisfactory.

(h)               Seller shall have delivered to Buyer duly executed counterparts to the Transaction Documents (other than this Agreement) and such other documents and deliveries set forth in Section 3.02.

(i)                 All Encumbrances relating to the Purchased Assets shall have been released in full, other than Permitted Encumbrances, and Seller shall have delivered to Buyer written evidence, in form satisfactory to Buyer in its sole discretion, of the release of such Encumbrances.

(j)                 Buyer shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of Seller, that each of the conditions set forth in Section 7.02(a) and Section 7.02(b) has been satisfied (the “Seller Closing Certificate”).

(k)               Buyer shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer or other duly authorized representative) of Seller certifying: (i) that attached thereto are true and complete copies of all resolutions adopted by the board of directors of Seller authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby; (ii) the names and signatures of the officers of Seller authorized to sign this Agreement, the Transaction Documents and the other documents to be delivered hereunder and thereunder; and (iii) attached thereto are certificates of good standing from the State of Delaware and each jurisdiction where Seller is qualified to do business, stating that Seller is in existence and good standing in Delaware and in each such jurisdiction where Seller is qualified to do business (the “Seller Officer’s Certificate”).

(l)                 Buyer shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer or other duly authorized representative) of Parent certifying: (i) that attached thereto are certified extracts of all resolutions adopted by the board of directors of Parent authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby; (ii) the names and signatures of the officers of Parent authorized to sign this Agreement, the Transaction Documents and the other documents to be delivered hereunder and thereunder; and (iii) attached thereto are certificates of Corporations Canada, and each jurisdiction where Parent is qualified to do business in connection with the Business, stating that Seller is in existence in Canada and in each such jurisdiction where Parent is qualified to do business (the “Parent Officer’s Certificate”).

(m)             Seller provides sufficient evidence, to be determined in the Buyer’s sole discretion, that Seller has complied with the covenants in Section 6.19 prior to Closing.

(n)               Seller shall have delivered to Buyer such other documents or instruments as Buyer reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement.

Section 7.03       Conditions to Obligations of Seller. The obligation of Seller to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Seller’s waiver, at or prior to the Closing Date, of each of the following conditions:

(a)               Other than the representations and warranties of Buyer contained in Section 5.01, Section 5.02 and Section 5.04, the representations and warranties of Buyer contained in this Agreement, the other Transaction Documents and any certificate or other writing delivered pursuant hereto shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Material Adverse Effect) on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects). The representations and warranties of Buyer contained in Section 5.01, Section 5.02 and Section 5.04 shall be true and correct in all respects on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date.

(b)               Buyer shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the other Transaction Documents to be performed or complied with by it prior to or on the Closing Date; provided, that with respect to agreements, covenants and conditions that are qualified by materiality, Buyer shall have performed such agreements, covenants and conditions, as so qualified, in all respects.

(c)               No injunction or restraining order shall have been issued by any Governmental Authority, and be in effect, which restrains or prohibits any material transaction contemplated hereby.

(d)               Buyer shall be ready to pay to Seller the Closing Payment at Closing.

(e)               Buyer shall have delivered to Seller duly executed counterparts to the Transaction Documents (other than this Agreement) and such other documents and deliveries set forth in Section 3.03.

(f)                Seller shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of Buyer, that each of the conditions set forth in Section 7.03(a) and Section 7.03(b) have been satisfied (the “Buyer Closing Certificate”).

(g)               Seller shall have received a certificate of the Secretary, Chief Executive Officer, or an Assistant Secretary (or equivalent officer or other duly authorized representative) of Buyer certifying (i) that attached thereto are true and complete copies of all resolutions adopted by the managers of Buyer authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby; and (ii) the names and signatures of the officers of Buyer authorized to sign this Agreement, the Transaction Documents and the other documents to be delivered hereunder and thereunder (the “Buyer Officer’s Certificate”).

(h)               Buyer shall have delivered to Seller such other documents or instruments as Seller reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement.

Article VIII

Indemnification

Section 8.01       Survival. Subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein shall survive the Closing and shall remain in full force and effect until the date that is twelve (12) months from the Closing Date; provided, however, that (a) the representations and warranties contained in Section 4.01, Section 4.02, Section 4.08, Section 4.09, and Section 4.17 (collectively, the “Fundamental Reps”) shall survive indefinitely, and (b) the representations and warranties contained in Section 4.10, Section 4.15, Section 4.16, Section 4.18, Section 4.19, and Section 4.21 shall survive for the full period of the applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof) plus ninety (90) days. All covenants and agreements of the parties contained in this Agreement will survive the Closing indefinitely; provided, that if a shorter period is explicitly specified with respect to any such covenants and/or agreements, then such applicable covenants and/or agreements will survive the Closing for such period explicitly specified with respect thereto. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non-breaching party to the breaching party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of such survival period and such claims shall survive until finally resolved.

Section 8.02       Indemnification by Seller. Subject to the other terms and conditions of this Article VIII, the Seller shall indemnify and defend each of Buyer and its Affiliates and their respective Representatives (collectively, the “Buyer Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Buyer Indemnitees based upon, arising out of, with respect to or by reason of:

(a)               any material inaccuracy in or material breach of any of the representations or warranties of Seller contained in this Agreement, the other Transaction Documents or in any certificate or instrument delivered by or on behalf of Seller pursuant to this Agreement, as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date);

(b)               The absence on the Closing Date of any approvals, consents and waivers that are listed on Section 4.03 of the Disclosure Schedule or should have been listed pursuant to the terms of this Agreement;

(c)               any material breach or material non-fulfillment of any covenant, agreement or obligation to be performed by Seller pursuant to this Agreement (prior to, at, or after Closing), the other Transaction Documents, or any certificate or instrument delivered by or on behalf of Seller pursuant to this Agreement;

(d)               any of the Licensed IP or any of the Excluded Liabilities or any other Liability of Seller or any of its Affiliates;

(e)               any claims (including, but not limited to, any Environmental Claim) based upon, resulting from or arising out of the business, operations, properties, assets, Purchased Assets, or obligations of Seller or any of its Affiliates (other than the Assumed Liabilities) conducted, existing or arising on or prior to the Closing Date (including, but not limited to, any Liabilities for Taxes); or

(f)                any and all material actions, suits, proceedings, claims, demands, assessments, judgments incidental to the foregoing or the enforcement of such indemnification.

Section 8.03       Indemnification by Buyer. Subject to the other terms and conditions of this Article VIII, Buyer shall indemnify and defend each of Seller and its Affiliates and their respective Representatives (collectively, the “Seller Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Seller Indemnitees based upon, arising out of, with respect to or by reason of:

(a)               any material inaccuracy in or material breach of any of the representations or warranties of Buyer contained in this Agreement or in any certificate or instrument delivered by or on behalf of Buyer pursuant to this Agreement, as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date);

(b)               any material breach or material non-fulfillment of any covenant, agreement or obligation to be performed by Buyer pursuant to this Agreement; or

(c)               any Assumed Liability.

Section 8.04       Certain Limitations. The indemnification provided for in Section 8.02 and Section 8.03 shall be subject to the following limitations:

(a)               The aggregate amount of all Losses for which Seller shall be liable pursuant to Section 8.02(a) shall not exceed fifteen percent (15%) of the Purchase Price (the “Cap”).

(b)               The aggregate amount of all Losses for which Buyer shall be liable pursuant to Section 8.03(a) shall not exceed the Cap.

(c)               Notwithstanding the foregoing, the limitation set forth in Section 8.04(a) shall not apply to Losses based upon, arising out of, with respect to or by reason of: (i) any material inaccuracy in or material breach of any of the Fundamental Reps; (ii) any material inaccuracy in or material breach of any representation or warranty contained in Section 4.18, Section 4.19, and Section 4.21; (iii) the failure to convey rights under or to the Purchased Intellectual Property Assets as contemplated in this Agreement; or (iv) fraud, intentional misrepresentation, criminal activity or willful misconduct, which Losses shall not be limited.

(d)               For purposes of this Article VIII, any inaccuracy in or breach of any representation or warranty shall be determined without regard to any materiality, Material Adverse Effect or other similar qualification contained in or otherwise applicable to such representation or warranty.

Section 8.05       Indemnification Procedures. The party making a claim under this Article VIII is referred to as the “Indemnified Party”, and the party against whom such claims are asserted under this Article VIII is referred to as the “Indemnifying Party”.

(a)               Third-Party Claims. If any Indemnified Party receives notice of the assertion or commencement of any action, suit, claim or other legal proceeding made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a Representative of the foregoing (a “Third-Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than thirty (30) calendar days after receipt of such notice of such Third-Party Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Third-Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party, to assume the defense of any Third-Party Claim at the Indemnifying Party’s expense and by the Indemnifying Party’s own counsel, and the Indemnified Party shall cooperate in good faith in such defense; provided, that if the Indemnifying Party is Seller, such Indemnifying Party shall not have the right to defend or direct the defense of any such Third-Party Claim that (x) is asserted directly by or on behalf of a Person that is a supplier or customer of the Business, or (y) seeks an injunction or other equitable relief against the Indemnified Party. In the event that the Indemnifying Party assumes the defense of any Third-Party Claim, subject to Section 8.05(b), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third-Party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party shall have the right to participate in the defense of any Third-Party Claim with counsel selected by it subject to the Indemnifying Party’s right to control the defense thereof. The fees and disbursements of such counsel shall be at the expense of the Indemnified Party; provided, that if in the reasonable opinion of counsel to the Indemnified Party, (A) there are legal defenses available to an Indemnified Party that are different from or additional to those available to the Indemnifying Party, or (B) there exists a conflict of interest between the Indemnifying Party and the Indemnified Party that cannot be waived, the Indemnifying Party shall be liable for the reasonable fees and expenses of counsel to the Indemnified Party in each jurisdiction for which the Indemnified Party determines counsel is required. If the Indemnifying Party elects not to compromise or defend such Third-Party Claim, fails to promptly notify the Indemnified Party in writing of its election to defend as provided in this Agreement, or fails to diligently prosecute the defense of such Third-Party Claim, the Indemnified Party may, subject to Section 8.05(b), pay, compromise, defend such Third-Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third-Party Claim. Seller and Buyer shall cooperate with each other in all reasonable respects in connection with the defense of any Third-Party Claim, including making available (subject to the provisions of Section 6.06) records relating to such Third-Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third-Party Claim.

(b)               Settlement of Third-Party Claims. Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third-Party Claim without the prior written consent of the Indemnified Party, except as provided in this Section 8.05(b). If a firm offer is made to settle a Third-Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnified Party and provides, in customary form, for the unconditional release of each Indemnified Party from all liabilities and obligations in connection with such Third-Party Claim and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to that effect to the Indemnified Party. If the Indemnified Party fails to consent to such firm offer within ten (10) days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Third-Party Claim and in such event, the maximum liability of the Indemnifying Party as to such Third-Party Claim shall not exceed the amount of such settlement offer. If the Indemnified Party fails to consent to such firm offer and also fails to assume defense of such Third-Party Claim, the Indemnifying Party may settle the Third-Party Claim upon the terms set forth in such firm offer to settle such Third-Party Claim. If the Indemnified Party has assumed the defense pursuant to Section 8.05(a), it shall not agree to any settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed).

(c)               Direct Claims. Any Action by an Indemnified Party on account of a Loss which does not result from a Third-Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than thirty (30) days after the Indemnified Party becomes aware of such Direct Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have thirty (30) days after its receipt of such notice to respond in writing to such Direct Claim. The Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall assist the Indemnifying Party’s investigation by giving such information and assistance (including access to Indemnified Party’s premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party does not so respond within such thirty- (30) day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

Section 8.06       Payment of Indemnifiable Losses.

(a)               Any indemnification with respect to a claim asserted under Section 8.02 or Section 8.03 shall be effected by wire transfer of immediately available funds from the Indemnifying Party to an account designated in writing by the applicable Indemnified Party within ten (10) Business Days following a Final Resolution thereof. For purposes of this Section 8.06, “Final Resolution” means (i) a final, non-appealable order or judgment from a court of competent jurisdiction that resolves the particular dispute, including any such final, non-appealable order or judgment from a court of competent jurisdiction that orders that Buyer is entitled to recover monetary damages under the terms of this Agreement or (ii) a written agreement executed by Buyer and Seller that resolves any dispute arising under, in connection with or relating to this Agreement or the transactions contemplated hereby, including any such written agreement that specifies that Buyer is entitled to recover monetary damages under the terms of this Agreement. The parties hereto agree that should an Indemnifying Party not make full payment of any such obligations within such ten (10) Business Day period, any amount payable shall accrue interest from and including the date of agreement of the Indemnifying Party or final, non-appealable adjudication to and including the date such payment has been made at a rate per annum equal to Five Percent (5%). Such interest shall be calculated daily on the basis of a 365-day year and the actual number of days elapsed, without compounding.

Section 8.07       Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the Parties as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by Law.

Section 8.08       Effect of Investigation. The representations, warranties and covenants of the Indemnifying Party, and the Indemnified Party’s right to indemnification with respect thereto, shall not be affected or deemed waived by reason of any investigation made by or on behalf of the Indemnified Party (including by any of its Representatives) or by reason of the fact that the Indemnified Party or any of its Representatives knew or should have known that any such representation or warranty is, was or might be inaccurate or by reason of the Indemnified Party’s waiver of any condition set forth in Section 7.02 or Section 7.03, as the case may be.

Section 8.09       Exclusive Remedies. Subject to Section 6.07, Section 10.11, and Section 10.13, the parties acknowledge and agree that their sole and exclusive remedy with respect to any and all claims (other than claims arising from fraud, intentional misrepresentation, criminal activity or willful misconduct on the part of a party hereto in connection with the transactions contemplated by this Agreement) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in this Article VIII. In furtherance of the foregoing, each party hereby waives, to the fullest extent permitted under Law, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement it may have against the other parties hereto and their Affiliates and each of their respective Representatives arising under or based upon any Law, except pursuant to (i) the indemnification provisions set forth in this Article VIII, (ii) the provisions of Section 10.11, and (iii) the provisions of Section 10.13. Notwithstanding anything to the contrary, nothing in this Section 8.09 shall limit any Person’s rights (i) to seek and obtain any equitable relief to which any Person shall be entitled to seek, (ii) to seek any remedy on account of any fraud, intentional misrepresentation, criminal activity, or willful misconduct by any party, (iii) arising from or under the Release Agreement, Supply Agreement, or License Agreement, or (iv) against Parent arising from or under any one or more guaranty agreements provided by Parent related this Agreement, the Supply Agreement, the License Agreement, or any other Transaction Documents.

Article IX

Termination

Section 9.01       Termination. This Agreement may be terminated at any time prior to the Closing:

(a)               by the mutual written consent of Seller and Buyer;

(b)               by Buyer by written notice to Seller if:

(i)                 Buyer is not then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Seller pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Article VII and such breach, inaccuracy or failure has not been cured by Seller within ten (10) days of Seller’s receipt of written notice of such breach from Buyer; or

(ii)              any of the conditions set forth in Section 7.01 or Section 7.02 shall not have been, or if it becomes apparent that any of such conditions will not be, fulfilled by ninety (90) days after the execution of this Agreement (the “Drop Dead Date”), unless such failure shall be due to the failure of Buyer to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing.

(c)               by Seller by written notice to Buyer if:

(i)                 Seller is not then in material breach of any provision of this Agreement and there has been a material breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Buyer pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Article VII and such breach, inaccuracy or failure cannot be cured by Buyer by the Drop Dead Date; or

(ii)              any of the conditions set forth in Section 7.01 or Section 7.03 shall not have been fulfilled by the Drop Dead Date, unless such failure shall be due to the failure of Seller to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing; or

(d)               by Buyer or Seller in the event that:

(i)                 there shall be any Law that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited; or

(ii)              any Governmental Authority shall have issued a Governmental Order restraining or enjoining the transactions contemplated by this Agreement, and such Governmental Order shall have become final and non-appealable.

Section 9.02       [INTENTIONALLY DELETED]

Section 9.03       Effect of Termination. In the event of the termination of this Agreement prior to the Closing Date in accordance with this Article, this Agreement shall forthwith become void and there shall be no liability on the part of any Party hereto except:

(a)               as set forth in this Article IX and Section 6.06 and Article X hereof; and

(b)               that nothing herein shall relieve any party hereto from liability for any willful breach of any provision hereof.

Article X
Miscellaneous

Section 10.01   Expenses. Except as otherwise expressly provided herein, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such costs and expenses, whether or not the Closing shall have occurred.

Section 10.02   Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient; or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 10.02):

If to Seller:	Kore Outdoor (US) Inc. 6000 Kieran Ville St Laurent, QC H4S 2B5 CANADA Attn: Billy Ceranski, Chief Executive Officer BCeranski@koreoutdoor.com

with a copy to:	Kore Outdoor Inc. 6000 Kieran Ville St Laurent, QC H4S 2B5 CANADA Attn: Alex MacAngus, Corporate Secretary Email: AMacAngus@koreoutdoor.com

If to Parent:	Kore Outdoor Inc. 6000 Kieran Ville St Laurent, QC H4S 2B5 CANADA Attn: Alex MacAngus, Corporate Secretary Email: AMacAngus@koreoutdoor.com
If to Buyer:	Byrna Technologies Inc. 100 Burtt Road Suite 115 Andover, MA 01810 Attn: Bryan S. Ganz, Chairman and Chief Executive Officer Email: bryan@byrna.com

with a copy to:	Taft Stettinius & Hollister LLP 200 Public Square, Suite 3500 Cleveland, OH 44114 Attention: Michael Wager Email: mwager@taftlaw.com

Section 10.03   Interpretation. For purposes of this Agreement: (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (x) to Articles, Sections, Disclosure Schedule and Exhibits mean the Articles and Sections of, and Disclosure Schedule and Exhibits attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof; and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the Party drafting an instrument or causing any instrument to be drafted. The Disclosure Schedule and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

Section 10.04   Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 10.05   Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Except as provided in Section 6.07(f), upon such determination that any term or other provision is invalid, illegal or unenforceable, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 10.06   Entire Agreement. This Agreement and the other Transaction Documents constitute the sole and entire agreement of the Parties to this Agreement with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous representations, warranties, understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and those in the other Transaction Documents, the Exhibits and Disclosure Schedule (other than an exception expressly set forth as such in the Disclosure Schedule), the statements in the body of this Agreement will control.

Section 10.07   Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and their respective successors and permitted assigns. No Party may assign its rights or obligations hereunder without the prior written consent of the other Party, which consent shall not be unreasonably withheld or delayed; provided, however, that prior to the Closing Date, Buyer may, without the prior written consent of Seller, assign all or any portion of its rights under this Agreement to one or more of its direct or indirect wholly-owned subsidiaries.

Section 10.08   No Third-party Beneficiaries. Except as provided in Article VIII, this Agreement is for the sole benefit of the Parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 10.09   Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each Party hereto. No waiver by any Party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the Party so waiving. No waiver by any Party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

Section 10.10   Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a)               This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction).

(b)               ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY MAY BE INSTITUTED IN THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA OR THE COURTS OF THE STATE OF DELAWARE IN EACH CASE LOCATED IN THE COUNTY OF NEW CASTLE, DELAWARE, AND EACH PARTY (INCLUDING, WITHOUT LIMITATION, PARENT) IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING. SERVICE OF PROCESS, SUMMONS, NOTICE OR OTHER DOCUMENT BY MAIL TO SUCH PARTY’S ADDRESS SET FORTH HEREIN SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUIT, ACTION OR OTHER PROCEEDING BROUGHT IN ANY SUCH COURT. THE PARTIES (INCLUDING, WITHOUT LIMITATION, PARENT) IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR ANY PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(c)               EACH PARTY (INCLUDING, WITHOUT LIMITATION, PARENT) ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY (INCLUDING, WITHOUT LIMITATION, PARENT) TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS Section 10.10(c).

Section 10.11   Specific Performance. The Parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the Parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.

Section 10.12   Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

Section 10.13   GUARANTY OF PARENT.

(a)               Parent hereby represents and warrants to Buyer that (i) Parent is the direct owner of all of the issued and outstanding stock of Seller, (ii) Parent acknowledges that Buyer would not execute, deliver, or agree to perform its obligations under this Agreement unless Parent agreed to guarantee the obligations of Seller hereunder as provided in this Agreement, (iii) Parent is willing to enter into this Agreement, for the benefit of Buyer and the other Buyer Indemnitees, to induce Buyer to enter into and to consummate the transactions contemplated by this Agreement, (iv) Parent is a corporation duly organized, validly existing, and in good standing under the Laws of Canada, and has the requisite corporate power and authority to own or lease its assets and to conduct its business in all material respects as it is now being conducted; (v) the execution, delivery, and performance by Parent of this Agreement is within Parent’s organizational powers and have been duly authorized by all necessary corporate action on the part of Parent; (vi) this Agreement has been duly and validly executed and delivered by Parent, and constitutes a valid and binding agreement of Parent enforceable against Parent in accordance with its terms, subject to the General Exceptions to Enforceability; and (vii) neither Parent’s execution and delivery of this Agreement nor the performance by Parent of its obligations hereunder will violate or conflict with organizational or governing documents of Parent or with any Law or any Contract to which Parent is a party or by which Parent may be bound, except where such violation or conflict will not adversely affect Parent’s ability to perform hereunder.

(b)               Parent hereby irrevocably and unconditionally guarantees the full and prompt payment in cash when due of all sums and amounts due or owing or to become due or owing by Seller arising out of or related to this Agreement (including, without limitation, Article VIII hereof) or any one or more of the other Transaction Documents, including, but not limited to, the License Agreement (together with this Agreement, collectively, the “Related Agreements”) (collectively, the “Parent Guaranty”). The Parent Guaranty is an independent obligation of Parent and, upon any default by Seller in the payment of Seller’s obligations under the Related Agreements, Buyer or any other Buyer Indemnitee may proceed against Parent without proceeding against or joining Seller. There are no conditions precedent to the effectiveness of this Section 10.13 and the Parent Guaranty is in full force and effect and is binding on Parent as of the date hereof. The Parent Guaranty is complete, absolute, and unconditional, notwithstanding any amendment, modification, or supplementation of the Related Agreements, any lack of enforceability of the Related Agreements against Seller as a result of any bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity) (the “General Exceptions To Enforceability”) or any other circumstance that otherwise might constitute a defense that is available to Parent in the capacity of guarantor or surety and is not available to Seller.

(c)               The Parent Guaranty is a continuing obligation and will remain in full force and effect so long as any obligations of Seller remain outstanding under the Related Agreements until the same are performed or paid in full. The Parent Guaranty is a guaranty of payment and performance and not of collection. Notwithstanding anything in this Agreement to the contrary, (i) this Section 10.13 will survive the Closing and any termination or expiration of this Agreement, and (ii) any one or more of the Buyer and Buyer Indemnitees may seek recourse under this Section 10.13 without being limited in any way by Section 8.09 or any other section herein.

(d)               Parent hereby waives any defense of a surety or guarantor on any obligations arising in connection with or in respect of (and agrees that its obligations under this Agreement shall not be discharged or otherwise affected as a result of): (a) any defense based upon an election of remedies of any type, (b) any defense based on any duty of Buyer to disclose information of any type to Parent regarding Seller or the obligations covered by the Parent Guaranty, or (c) any other defense, setoff, or counterclaim which may at any time be available to or be asserted by Parent against Buyer, but in all cases excluding any defenses, setoffs, or counterclaims that would be available to Seller. Parent hereby unconditionally and irrevocably waives promptness, diligence, notice of acceptance of this Agreement, presentment, demand for performance, notice of non-performance, or any other notice of any kind with respect to this Agreement or the performance or non-performance by Seller thereunder.

[SIGNATURE PAGE FOLLOWS]

EXECUTION COUNTERPART

IN WITNESS WHEREOF, the parties hereto have caused their respective duly authorized representatives to execute this Agreement to be effective as of the date first above written.

SELLER:	KORE OUTDOOR (US) INC.

By: /s/ William Ceranski

William Ceranski

Chief Executive Officer

BUYER:	BYRNA TECHNOLOGIES INC.

By: /s/ Bryan Ganz

Bryan Ganz

Chief Executive Officer

PARENT:	KORE OUTDOOR INC.

By: /s/ William Ceranski

William Ceranski

Chief Executive Officer

[Signature Page to Asset Purchase Agreement]

EXHIBIT A

EXHIBIT B

[RESERVED]

EXECUTION COUNTERPART

EXHIBIT C

EXHIBIT D

EXHIBIT E

EXHIBIT F